Exhibit 10.8

Execution Version

AMENDMENT NO. 2 TO CREDIT FACILITY AGREEMENT

This Amendment No. 2 to Credit Facility Agreement (this “Amendment”) is made as of February 26, 2021 by and between PRESTON HOLLOW CAPITAL, LLC, a Delaware limited liability company (the “Borrower”) and MITSUBISHI UFJ TRUST AND BANKING CORPORATION, NEW YORK BRANCH, a duly licensed Federal Branch of Mitsubishi UFJ Trust and Banking Corporation, a banking corporation organized and existing under the laws of the country of Japan, having its office at 1221 Avenue of the Americas, 10th Floor, New York, New York 10020 (the “Bank”). Capitalized terms referred to herein without definition have the meanings given to them in the Credit Agreement (as defined below).

WHEREAS, the Borrower and the Bank have entered into that certain Credit Facility Agreement dated as of July 2, 2019 (as may be modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments. In accordance with Section 11.01 (Amendments and Waivers) of the Credit Agreement, the Borrower and the Bank agree that the Credit Agreement is hereby amended as set forth on Exhibit A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting (indicated textually in the same manner as the following example: double-underlined text). Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting (indicated textually in the same manner as the following example: ~~stricken text~~).

SECTION 2. Conditions to Effectiveness of this Amendment. The effectiveness of this Amendment is conditioned upon:

(a)       the Bank having received from each party to this Amendment, a counterpart of this Amendment duly executed by each such party; and

(b)       payment of all fees and disbursements invoiced through the date hereof of Cadwalader, Wickersham & Taft LLP, as Bank’s special New York counsel.

SECTION 3. Reference to and Effect on the Facility Documents.

(a)       On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Facility Documents to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) The Credit Agreement and the other Facility Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 4. Representations and Warranties. The Borrower represents and warrants that at the time of and immediately after giving effect to this Amendment, each of the representations and warranties of the Borrower set forth in Article VII (Representations and Warranties) of the Credit Agreement are true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof.

SECTION 5. Default and Event of Default. The Borrower represents and warrants that at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result from this Amendment.

SECTION 6. Effective Date. This Amendment shall become effective as of the date hereof, subject to satisfaction of the conditions set forth in Section 2 (Conditions to Effectiveness of this Amendment) of this Amendment.

SECTION 7. Governing Law, Submission to Jurisdiction, Waivers and Service of Process. The provisions contained in the Credit Agreement, insofar as they relate to governing law, the submission to the jurisdiction of the courts specified therein, waivers of venue and the consent to service of process shall apply to this Amendment mutatis mutandis as if they were incorporated herein.

SECTION 8. Counterparts. This Amendment may be executed by the parties to this Amendment on any number of separate counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute one and the same contract. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PRESTON HOLLOW CAPITAL, LLC, as Borrower

By:	/s/ Clifford N. Weiner

Name:	Clifford N. Weiner
Title:	Managing Director

Signature Page to Amendment No. 2 to the Credit Facility Agreement

MITSUBISHI UFJ TRUST AND BANKING CORPORATION, NEW YORK BRANCH, as Bank

By:	/s/ Makoto Takeda
	Name:	Makoto Takeda
	Title:	Executive Vice President

Signature Page to Amendment No. 2 to the Credit Facility Agreement

EXHIBIT A

[See attached.]

Execution Version

Incorporating Amendment Nos. 1-2

CREDIT FACILITY AGREEMENT

DATED AS OF July 2, 2019

BY AND BETWEEN

Preston Hollow Capital, LLC

AND

MITSUBISHI UFJ TRUST AND BANKING CORPORATION,

NEW YORK BRANCH

i

ii

Schedule I	Existing Indebtedness
Schedule II	Capital Structure of the Borrower
Schedule III	Ineligible Institutions
Schedule IV	Conduit Issuers

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Draw down Request
EXHIBIT C	Compliance Certificate
EXHIBIT D	Responsible Officers
EXHIBIT E	Form of Commitment Amount Increase Request
EXHIBIT F	Investment Guidelines
EXHIBIT G	Form of Rollover Request
EXHIBIT H	Form of Conversion Request
EXHIBIT I	Benchmark Replacement Setting

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THIS CREDIT FACILITY AGREEMENT (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, this “Agreement”), dated as of July 2, 2019, by and between Preston Hollow Capital, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch (the “Bank”), a duly licensed Federal Branch of Mitsubishi UFJ Trust and Banking Corporation, a banking corporation organized and existing under the laws of the country of Japan, having its office at 1221 Avenue of the Americas, 10th Floor, New York, New York 10020.

WHEREAS, the Borrower has requested the Bank to make senior secured loans in an aggregate principal amount not to exceed at any one time the Available Borrowing Amount, for Working Capital Purposes, and the Bank is prepared to make such loans upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.     DEFINITIONS AND INTERPRETATION

Section 1.01	Definitions.

The following terms are used in this Agreement with the meanings herein set forth:

“Acceptable Coverage Level” means the product of (i) 2.5 multiplied by (ii) the Accrued Advance Amount.

“Accrued Advance Amount” means, at any time, the aggregate outstanding principal amount at such time of all Advances after giving effect to any borrowings and prepayments or repayments, plus all accrued fees and unpaid interest in respect thereof.

“Advance” has the meaning set forth in Section 2.01 (The Advances).

“Affiliate” means, with respect to a Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” has the meaning provided in the preamble of this Agreement.

“Anti-Corruption Laws” means all Governmental Rules of any jurisdiction (including the U.S., the European Union, the United Kingdom and Japan) applicable to the Borrower, its Affiliates or any party to the Facility Documents concerning or relating to bribery or corruption, including, without limitation, the FCPA.

“Anti-Money Laundering Laws” means all Governmental Rules of any jurisdiction (including the U.S., the European Union, the United Kingdom and Japan) applicable to the Borrower, its Affiliates or any party to the Facility Documents concerning or relating to money laundering or terrorist financing.

“Applicable Rate” means, with respect to (a) each LIBOR Rate Advance, the LIBOR Rate plus the Applicable Spread and (b) each Base Rate Advance, the Base Rate plus the Applicable Spread; provided, that notwithstanding the foregoing, the Applicable Rate for the initial Interest Period for the initial Advance made hereunder was determined based on the Federal Funds Term Rate plus the Applicable Spread.

“Applicable Spread” means (a) with respect to LIBOR Rate Advances, 1.20% per annum and (b) with respect to Base Rate Advances, 0.70% per annum.

“Approved Accounting Principles” means GAAP or IFRS.

“Auditor” means, KPMG, LLP or such other independent certified public accountants of internationally recognized standing approved by the Bank, which approval shall not be unreasonably withheld.

“Available Borrowing Amount” means, as of any day, the lesser of (a) the Commitment Amount as of such day and (b) the maximum amount that would not result in a Shortfall.

“Bank” has the meaning provided in the preamble of this Agreement.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of: (a) the Federal Funds Rate plus 50 basis points (0.50%); or (b) the Prime Rate for such day.

“Base Rate Advance” has the meaning set forth in Section 2.01 (The Advances).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning provided in the preamble of this Agreement.

“Business Day” means a day, other than a Saturday or Sunday or other day on which banking institutions in New York City are authorized or required by any applicable Governmental Rule to close or substantially all banking institutions in New York City are in fact closed, and, to the extent referring to the LIBOR Rate, any day that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Cash Equivalents” means (a) money market funds held in the Collateral Account which are not rated below (i) “Aa-mf” by Moody’s, (ii) “AAm” by S&P or (iii) “AAmmf” by Fitch, (b) United States Treasury or governmental agency obligations which constitute the full faith and credit of the United States of America and (c) other cash equivalents acceptable to the Bank in its sole discretion.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change of Control” means the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Closing Date” means July 2, 2019.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all the “Collateral” as defined in the Security Agreement.

“Collateral Account” means the Custody Account.

“Commitment” means the commitment of the Bank to make Advances hereunder in an aggregate principal amount at any one time outstanding not to exceed the Commitment Amount.

“Commitment Amount” means $150,000,000, as adjusted from time to time pursuant to Section 2.03(b).

“Commitment Fee” has the meaning set forth in Section 3.04 (Fees).

“Competitor” means any Person that deals in municipal securities that is not a depository institution, organized under the laws of the United States or any state with a long-term debt rating of at least Baa3 from Moody’s, BBB- from S&P or BBB- from Fitch.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Corporation” has the meaning set forth in Section 4.02(b) (Increased Costs).

“Conversion” has the meaning set forth in Section 3.11(a) (Conversions).

“Conversion Request” has the meaning set forth in Section 3.11(a) (Conversions).

“Custodian” means the Bank (as successor in interest to Mitsubishi UFJ Trust & Banking Corporation (U.S.A.)) , or its designee or nominee, acting in its capacity as custodian of the Borrower.

“Custody Account” means the “Custodian Account” as defined in the Custody Agreement.

“Custody Agreement” means the Custodian Account Agreement dated December 14, 2015, between the Borrower and the Custodian, appointing the Custodian as the custodian of certain of the Borrower’s assets deposited in the Custody Account, as may be modified, supplemented, amended or restated (including any amendment and restatement thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, if applicable, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding up, striking off or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that would, with the giving of any requisite notice, lapse of time or both, constitute an Event of Default.

“Deposit” means all sums whatsoever in any currency or currencies (provided that the value of such amounts at any relevant time of measurement shall be the USD equivalent of any non-USD currencies at such time) from time to time standing to the credit of the Borrower in the Collateral Account plus the value of Cash Equivalents (as determined by the Bank) credited to the Collateral Account and, in each case subject to a valid, perfected first priority pledge, security interest and charge in favor of the Bank.

“Derivative Obligations” means, as to any Person, all payment obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward purchase, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Disqualified Person” means, on any date, (a) each Person identified on Schedule III and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries.

“Disruption Event” means either or both of: (a) a material disruption to those payment or communications systems or to those financial markets and which are, in each case, required to operate in order for payments to be made in connection with the Transactions (or otherwise in order for the transactions contemplated by the Facility Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party, preventing that, or any other party hereto from: (i) performing its payment obligations under the Facility Documents; or (ii) communicating with other parties hereto in accordance with the terms of the Facility Documents, and which (in either such case) is not caused by, and is beyond the control of, the party hereto whose operations are disrupted.

“Dollars”, “U.S. Dollars”, “USD” or “$” refers to the lawful currency of the United States.

“Drawdown Date” means, with respect to an Advance, the date of disbursement of such Advance, which shall be a Business Day.

“Drawdown Request” has the meaning set forth in Section 2.02(a) (Borrowings).

“Electronic Request” has the meaning set forth in Section 1.03 (Interpretation).

“Eligible Assets” means, as determined by the Bank in its sole discretion, any U.S. municipal or corporate bonds, notes or similar debt securities (including medium and long-term debt securities) that in each case: (1) are denominated in Dollars, (2) for which quotes are available from an Eligible Pricing Source or for which valuation information satisfactory to the Bank in its sole discretion is otherwise available to the Bank, (3) are listed on the Borrower’s assets valuation report, (4) are held in the Collateral Account and (5) if any consents are required to pledge or otherwise transfer the Borrower’s interest in such asset, for which such consents have been obtained in writing. Notwithstanding the foregoing, Eligible Assets shall not include any asset that is, constitutes or is comprised of (i) defaulted debt, debtor-in-possession financing, distressed debt or any debt for which a monetary default or monetary event of default has occurred or the obligations of which have been accelerated, (ii) a derivative or synthetic instrument, (iii) equity or subordinated debt, (iv) a structured security as a result of any alternative financing (e.g., a residual or equity interest from any tender option bond) or (v) corporate bonds with no credit rating or with a credit rating that is not Investment Grade or (vi) a security for which the Bank is unable to determine a third party price or value after reasonable efforts, unless the Borrower provides such information in form and substance satisfactory to the Bank in its sole discretion. The Bank shall have the right to disqualify from time to time any asset as an Eligible Asset in its reasonable discretion.

“Eligible Collateral Value” means, on any date of determination, an amount equal to (i) the Value of all Eligible Assets as adjusted by the Bank to give effect to all applicable haircuts pursuant to the Investment Guidelines plus (ii) without duplication of (i), the Deposit.

“Eligible Pricing Source” means, with respect to any security, a bid quotation received from Bloomberg, Markit, ICE, IDC, Financial Times Interactive Data, J.J. Kenny, Thomson Reuters or another independent pricing service approved by Bank in its commercially reasonable discretion from time to time.

“Employee Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“ERISA” means, at any time, the U.S. Employee Retirement Income Security Act of 1974, as amended, (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a controlled group of, or under common control with, the Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” has the meaning set forth in Section 10.01(Events of Default).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Commitment or an Advance pursuant to a law in effect on the date on which (i) the Bank acquires such interest in the Commitment or Advance or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.03 (Taxes), amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before the Bank became a party hereto or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank’s failure to comply with Section 4.03(e) (Status of the Bank) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility Documents” means, collectively, this Agreement, any Note, the Security Documents and each other agreement or instrument executed or delivered in connection herewith or therewith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement entered into in connection with the implementation of such section of the Code or analogous provisions of non-U.S. law.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Bank on such day on such transactions as determined by the Bank. Notwithstanding anything herein to the contrary, if the Federal Funds Rate determined in accordance with this definition is less than zero, the Federal Funds Rate shall be deemed to be zero.

“Federal Funds Term Rate” means, with respect to the initial Interest Period, the rate per annum determined by the Bank (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) at which deposits in Dollars are arranged by Federal funds brokers of recognized standing selected in good faith by the Bank on or before the first Business Day of such Interest Period for a period of time and in a comparable amount of Dollars to the initial Advance to be outstanding hereunder. Notwithstanding anything herein to the contrary, if the Federal Funds Rate determined in accordance with this definition is less than zero, the Federal Funds Rate shall be deemed to be zero.

“Final Maturity Date” has the meaning set forth in Section 2.03 (Term of Commitment).

“Financial Statements” has the meaning set forth in Section 7.05 (Financial Statements and Financial Condition).

“Fitch” means Fitch Ratings Inc.

“Foreign Bank” means a Bank that is not a U.S. Person.

“Formation Documents” means, with respect to the Borrower, its certificate of formation and limited liability company agreement.

“FRB” means the Board of Governors of the U.S. Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Person” means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or regulatory instrumentality, authority, body or entity, including, without limitation, the Internal Revenue Service, the FRB, the Office of the Comptroller of the Currency, the New York State Department of Financial Services, the Financial Services Agency of Japan, or any other central bank and any comparable authority (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Rule” means any treaty, law, statute, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Person.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

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“IFRS” means accounting principles in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements delivered to the Bank.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with Approved Accounting Principles: (a) all obligations (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all Indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (d) all Indebtedness of the types described in clauses (a), (b), (c), (e), (f) or (g) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be the lesser of (A) the amount of such Indebtedness of such other Person and (B) an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Approved Accounting Principles, recorded as capital leases, (f) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a), (b), (c), (d), (e), (f) or (g) of this definition, and (g) all Derivative Obligations of such Person. For purposes hereof the amount of any Derivative Obligations shall be equal to the mark-to-market value of the relevant transaction.

“Indemnified Parties” has the meaning set forth in Section 11.05(b) (Payment of Expenses; Indemnification; Waiver of Consequential Damages).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning set forth in Section 11.12 (Treatment of Certain Information).

“Interest Payment Date” means, with respect to (a) each LIBOR Rate Advance, the last day of each Interest Period applicable to such LIBOR Rate Advance and the Maturity Date; provided, however, that if any such Interest Period exceeds three (3) months, each of the respective dates that fall every three months after the beginning of such Interest Period will also be an Interest Payment Date and (b) each Base Rate Advance, the last Business Day of each calendar month and the Maturity Date.

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“Interest Period” means, with respect to any LIBOR Rate Advance, the period (a) commencing on (and including) the later of (i) the date of such LIBOR Rate Advance and (ii) the termination date of the immediately preceding Interest Period in the case of a Rollover to a successive Interest Period as described in 3.08 (Rollovers) hereof and (b) ending on (but excluding) either (i) if the Borrower has selected an Interest Period of one week or two weeks in the applicable Drawdown Request, Conversion Request or Rollover Request (as applicable), the day that is one or two weeks after the date of such LIBOR Rate Advance, or (ii) if the Borrower has selected an Interest Period of one, two, three or six months in the applicable Drawdown Request, Conversion Request or Rollover Request (as applicable), the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as applicable; provided, however, that:

(1)            if the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be adjusted to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day;

(2)            each one, two, three or six month Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, provided that such Business Day does not occur after the Final Maturity Date; and

(3)            no Interest Period shall extend beyond the Final Maturity Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investment Grade” means, as of any date of determination, corporate bonds or notes of the Borrower having a long term credit rating of not less than Baa3 from Moody’s, BBB- from S&P or BBB- from Fitch provided that in the event of a split rating, the lower rating shall be determinative.

“Investment Guidelines” means the investment guidelines set forth in Exhibit F hereto.

“Key Person” means each of the following individuals: Jim Thompson and Cliff Weiner.

“LIBOR Rate” means, with respect to any Interest Period, the interest rate per annum, appearing on Reuters Screen LIBOR01 Page (or any replacement page) as of 11:00 a.m., London time, two (2) Business Days prior to the Drawdown Date, as the London interbank offered rate administered by the ICE Benchmark Administration (or any Person that takes over the administration of such rate) for deposits in United States Dollars (for delivery on the first day of such relevant Interest Period) with a term equivalent to such Interest Period; provided, however, that if the total number of days in any Interest Period falls between two available LIBOR Rate periods, the Bank shall determine the LIBOR Rate for such Interest Period by interpolation, which determination shall be conclusive in the absence of manifest error. In the event on a Drawdown Date such rate cannot be determined as aforesaid, LIBOR Rate shall instead be the interest rate per annum equal to the arithmetic mean of the rates at which United States Dollar deposits with maturities equal to the relevant Interest Period are offered to the principal London office of two major banks (as selected by the Bank) in the London interbank market at 11:00 a.m., London time, on such Drawdown Date. The Bank will request the principal London office of each such bank to provide a quotation of its rate. LIBOR Rate for such Drawdown Date will be based on the arithmetic mean of such quotations. Notwithstanding the foregoing, if the banks selected as aforesaid by the Bank are not quoting as described above, the LIBOR Rate will be deemed not to be determinable as of such Drawdown Date, and Section 1.05 shall apply. Notwithstanding anything herein to the contrary, if the LIBOR Rate determined in accordance with this definition is less than zero, the LIBOR Rate shall be deemed to be zero.

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“LIBOR Rate Advance” has the meaning set forth in Section 2.01 (The Advances).

“Lien” means any mortgage, deed of trust, pledge, security interest, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code, or comparable law of any jurisdiction to evidence any of the foregoing, provided that, for the avoidance of doubt, the rights typically arising from a preferred equity interest shall not constitute a “preference,” “priority,” or “preferential arrangement” for the purposes of this definition).

“Margin Stock” has the meaning specified in Regulation U of the FRB.

“Material Adverse Effect” means any material adverse effect on (a) the condition (financial or otherwise), results of operations, or assets (including the Collateral) of the Borrower, (b) the ability of the Borrower to perform its obligations under any of the Facility Documents, (c) the legality, validity, binding effect or enforceability of any of the Facility Documents, or (d) any of the rights or remedies of the Bank hereunder or under any of the other Facility Documents.

“Material Market Disruption” means any change in national or international financial or economic conditions or any national or international calamity or emergency, in each case as would, in the reasonable determination of the Bank, have the effect of a material dislocation in or closure of the interbank or money markets or the equity or fixed income markets in one or more of the following financial centers: New York, London or Tokyo.

“Maximum Commitment Amount” means three hundred million dollars ($300,000,000.00).

“Minimum Coverage Level” means the product of (i) 2 multiplied by (ii) the Accrued Advance Amount.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) and subject to ERISA.

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“NAV Decline Percentages” means, as of the last day of any calendar month, a decline in Net Asset Value of the Borrower of, (i) 25% (twenty-five percent) (excluding as a result of redemptions, subscriptions, capital contributions, withdrawals, distributions or dividends) compared to the Net Asset Value of the Borrower as of the last day of the immediately preceding calendar quarter, (ii) 35% (thirty-five percent) (excluding as a result of redemptions, withdrawals, distributions or dividends) compared to the Net Asset Value of the Borrower as of the last day of the immediately preceding calendar year, or (iii) 50% (fifty percent) (excluding as a result of redemptions, withdrawals, distributions or dividends) compared to the highest Net Asset Value of the Borrower as of any day on or after the Closing Date.

“Net Asset Value” means, with respect to any Person, the result in U.S. Dollars of subtracting the total value of all liabilities (including but not limited to the aggregate mark-to-market value of all trading positions constituting liabilities) of such Person from the total value of all assets (including but not limited to cash, deposit accounts and instruments, securities, and the aggregate mark-to-market value of all trading positions constituting assets) of such Person. For purposes of this computation, amounts denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at the spot rate for such currency prevailing on the date of determination of the Net Asset Value.

“Note” has the meaning set forth in Section 3.01 (Promissory Notes).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Facility Document or otherwise with respect to any Advance, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, expenses, fees, indemnities and other amounts payable by the Borrower under any Facility Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Bank, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

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“Participant” has the meaning set forth in Section 11.06(c) (Assignments).

“Participant Register” has the meaning set forth in Section 11.06(c) (Assignments).

“PATRIOT Act” means the Uniting and Strengthening America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Permitted Indebtedness” means (i) Indebtedness in respect of overdrawn checks, drafts and similar instruments arising in the ordinary course of maintaining deposit accounts; (ii) existing Indebtedness listed on Schedule I, (iii) purchase money Indebtedness incurred in the ordinary course of business; (iv) Indebtedness consisting of guarantees (A) incurred in the ordinary course of business with respect to surety and appeal bonds; and (B) arising in respect of customary indemnification obligations to purchasers in connection with asset dispositions; (v) Indebtedness incurred in the ordinary course of business under statutory or appeal bonds, (vi) Indebtedness with respect to standard or term matched tender option bonds, repurchase contracts under master repurchase agreements, A/B contracts, total return swaps, and similar financial contracts; (vii) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries; (viii) Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Borrower and its Subsidiaries’ operations and not for speculative purposes; (ix) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services, (x) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of the Borrower or any of its Subsidiaries incurred in connection with the consummation of one or more acquisitions; (xi) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness; (xii) so long as no Event of Default has occurred and is continuing or would result therefrom, any other unsecured Indebtedness incurred by the Borrower or its Subsidiaries in an aggregate outstanding amount not to exceed $2,000,000, and (xiii) other Indebtedness as agreed to in writing by the Bank in its absolute and sole discretion from time to time.

“Permitted Liens” means (i) Liens on assets other than the Collateral securing Permitted Indebtedness, (ii) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with generally accepted accounting principles have been taken, (iii) Liens of any institution at which the Borrower maintains an account securing ordinary fees and expenses related to maintenance of any such account, (iv) Liens on assets other than the Collateral in respect of judgments that do not constitute an Event of Default under Section 10.01(l) (Events of Default); and (v) other Liens as agreed to by the Bank in its absolute and sole discretion.

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“Person” means any natural person, company, corporation, limited liability company, joint venture, partnership, association, trust, or any other entity or organization, including any Governmental Person.

“Prime Rate” means the variable rate of interest per annum established by the Bank at its New York office from time to time as its US “prime rate.” Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate, regardless of the Interest Period. Notwithstanding anything herein to the contrary, if the Prime Rate determined in accordance with this definition is less than zero, the Prime Rate shall be deemed to be zero.

“Process Agent” means Capitol Services, Inc. or any other Person designated by the Borrower pursuant to Section 11.10(c) Submission to Jurisdiction; Waivers; Service of Process).

“Register” has the meaning set forth in Section 11.06(a) (Assignments).

“Regulatory Action” means, with respect to any Person, (i) any action, investigation, inquiry, suit or other proceeding by or before any self-regulatory organization or Governmental Persons for reasons of any alleged wrongdoing, breach of any law, rule or any regulation or other similar reason or (ii) any accusation in writing by any Person, of wrongdoing, fraud, violation of any law, rule or any regulation or other similar conduct.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Renewal Date” has the meaning set forth in Section 2.03 (Term of Commitment).

“Responsible Officer” means any officer or director of the Borrower who is authorized to act for, and on behalf of, the Borrower with respect to the Facility Documents and the Transactions.

“Restricted Payment” means, with respect to any Person, any dividend, redemption or other distribution to an equity owner of such Person, or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interest of such Person or of any option, warrant or other right to acquire any such equity interest.

“Rollover” means the renewal of all or any part of any LIBOR Rate Advance upon the expiration of the Interest Period with respect thereto, pursuant to Section 3.08 (Rollovers).

“Rollover Notification Deadline” has the meaning set forth in Section 3.08(a) (Rollovers).

“Rollover Request” has the meaning set forth in Section 3.08(a) (Rollovers).

“S&P” means Standard & Poor’s (a division of McGraw Hill Financial, Inc.).

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“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, as of the date of this Agreement, Cuba, Iran, North Korea, Crimea and Syria).

“Sanctions” or “Sanctions Laws” means economic or financial sanctions, or trade embargoes imposed, administered or enforced from time to time by a Governmental Person (including, but not limited to, OFAC, the U.S. Department of State, Japan, the United Nations Security Council, the European Union and Her Majesty’s Treasury of the United Kingdom).

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including but not limited to the “Specially Designated National and Blocked Person” list; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; or (e) owned or controlled by, or controlling, any such Person or Persons described in the foregoing clauses (a)-(d).

“Secured Assets” means investments custodied with the Custodian and credited to the Collateral Account.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, between the Borrower and the Bank, as the same may be modified, supplemented, amended or restated (including any amendment and restatement thereof) extended, renewed, refinanced or replaced from time to time.

“Security Documents” means the Security Agreement and all other similar or related security documents hereafter delivered to the Bank granting, continuing or perfecting a Lien on any asset or assets of any Person to secure the Obligations of the Borrower hereunder, under the Note (if any) and/or under any other Facility Documents or to secure any guarantee of any such Obligations by the Borrower or any other Person.

“Shortfall” has the meaning set forth in Section 5.02 (Eligible Collateral Value).

“Similar Law” has the meaning set forth in Section 7.22(c) (ERISA).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Subsidiary” means, as to any Person, any corporation or other entity whose capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled by such Person either directly or indirectly through intermediaries. Unless otherwise set forth herein, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Person, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Facility Documents, the consummation of the transactions contemplated herein and therein and the creation, perfection and enforcement of any security interest created under the Security Documents.

“Transfer” has the meaning set forth in Section 11.06(a) (Assignments).

“Transferee” has the meaning set forth in Section 11.06(a) (Assignments).

“Type of Advance” means either a Base Rate Advance or a LIBOR Rate Advance, as applicable.

“Unused Commitment” means, as of any day of determination, an amount equal to the excess, if any, of (a) the Commitment Amount as of such day of determination over (b) the principal amount of all outstanding Advances.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(e) (Taxes).

“Value” means as of any day of determination in respect of any asset of the Borrower comprising the Collateral, the value of such asset determined by the Bank by reference to the information obtained from any Eligible Pricing Source selected by the Bank in its sole discretion; provided that if such value is not timely provided by an Eligible Pricing Source or the Bank reasonably determines that the value provided does not accurately reflect the value of such asset, the Value with respect to such asset shall be determined by the Bank in a commercially reasonable manner.  The Value of an asset shall be determined net of the Borrower’s liabilities relating thereto, including all of the Borrower’s obligations to pay any unpaid portion of the purchase price thereof.

“Working Capital Purposes” means the use of the borrowings hereunder for the Borrower’s general corporate purposes, including trading, investing, and cash management purposes as well as for payment of fees, expenses and other obligations of the Borrower in the ordinary course of business.

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Section 1.02          Accounting Terms.

Unless otherwise set forth herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with Approved Accounting Principles as in effect in the United States from time to time on a basis consistent with the financial statements of the Borrower delivered to the Bank pursuant to Section 8.02 (Reporting Requirements).

Section 1.03          Interpretation.

In this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the referred statute; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form, including facsimile transmission legibly received and electronic transmission in the form of a legible portable document format (pdf) (duly signed, as the context may require) attached to an electronic mail (“Electronic Request”) but unless otherwise provided in this Agreement does not include any other electronic means of communication including electronic mail; the words “including,” “includes” and “include” are deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), recitals, exhibits, or schedules are to those of this Agreement unless otherwise indicated; references to any agreement, instrument or other document (including any Formation Documents) are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns.

Section 1.04          Divisions.

Any reference herein or in any other Facility Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.05          Benchmark Replacement.

Notwithstanding anything to the contrary set forth in this Agreement, the LIBOR Rate and any Benchmark Replacement (as such term is defined in Exhibit I to this Agreement) shall be subject to replacement in accordance with the terms and conditions set forth in Exhibit I to this Agreement, which Exhibit I is incorporated herein by reference.

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Article II.           THE ADVANCES

Section 2.01          The Advances.

Subject to and upon the terms and conditions set forth herein, so long as the Commitment has not been terminated, the Bank agrees to make advances based on the LIBOR Rate (a “LIBOR Rate Advance”) and based on the Base Rate (a “Base Rate Advance” and together with the LIBOR Rate Advances, the “Advances” and each an “Advance”) to the Borrower in Dollars in an aggregate principal amount for all Advances outstanding hereunder not to exceed the Available Borrowing Amount. Subject to and upon the terms and conditions set forth herein, the Borrower may from time to time borrow, prepay pursuant to Section 3.06 (Prepayments) and re-borrow under Sections 2.01 (The Advances) and 2.02 (Borrowings).

Section 2.02          Borrowings.

(a)             In order to request an Advance, the Borrower shall deliver to the Bank by an Electronic Request of drawdown substantially in the form of Exhibit B hereto (each, a “Drawdown Request”), signed by a Responsible Officer.

(b)            Each Drawdown Request shall be by an Electronic Request received by the Bank not later than 5:00 p.m. (New York City time) three (3) Business Days prior to the requested Drawdown Date, unless the Bank accepts a lesser notice period for such Drawdown Request in its sole and absolute discretion; provided that Bank agrees (i) to make commercially reasonable efforts to fund any requested Base Rate Advance (to the extent that the aggregate amount of Base Rate Advances outstanding do not, or after giving effect to such requested Base Rate Advance will not, exceed $20,000,000) pursuant to Section 2.02(d) below to the extent the Drawdown Request therefor is received by the Bank not later than 12:00 noon (New York City time) on the Business Day preceding the requested Drawdown Date (for the avoidance of doubt, to the extent the aggregate amount of Base Rate Advances outstanding is in excess of $20,000,000 or to the extent the amount of any requested Base Rate Advance would result in the aggregate amount of Base Rate Advances outstanding exceeding $20,000,000, then such excess amount shall be subject to the three (3) Business Day advance notice requirement for Drawdown Requests generally, as set forth immediately above) and (ii) that for an Advance for which the Drawdown Date is the Closing Date, the corresponding Drawdown Request shall be by an Electronic Request received by the Bank not later than 9:00 a.m. (New York City time) on the Closing Date. Each Drawdown Request shall be irrevocable and binding on the Borrower. Each Advance shall be in a principal amount equal to at least $500,000 with integral multiples of $100,000 in excess thereof. The Borrower shall have the right to request not more than ten (10) Advances per calendar month; provided that there shall be no more than twelve (12) Advances outstanding at any one time.

(c)            The Borrower hereby authorizes the Bank to apply against the amount of each Advance any costs and expenses payable under Section 11.05 (Payment of Expenses; Indemnification; Waiver of Consequential Damages) other than prospective or currently undeterminable indemnifiable amounts.

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(d)            Upon satisfaction of the applicable conditions set forth in Section 6.02 (Conditions Precedent to Each Advance) on the date set forth in the applicable Drawdown Request, the Bank will pay to the Collateral Account designated by the Borrower the amount of the relevant Advance in Dollars, net of any fees, costs and expenses due hereunder.

Section 2.03          Term of Commitment.

(a)            The Commitment shall automatically renew on July 2, 2020 and each anniversary thereof (each, a “Renewal Date”) (or if any such day is a day other than a Business Day, on the immediately preceding Business Day); provided that the Commitment shall be terminated on (i) a Renewal Date for which either the Borrower or the Bank has provided at least ninety (90) calendar days’ prior written notice to the other party of its desire to terminate the Commitment or (ii) July 1, 2022 (or if such day is a day other than a Business Day, on the immediately preceding Business Day) (the earlier of clause (i) and (ii), the “Final Maturity Date”).

(b)            The Borrower may at any time, but not more than twice per calendar year, request that the Bank increase the Commitment Amount (in increments of $5,000,000) to an amount equal to or less than the Maximum Commitment Amount by delivering to the Bank a written request substantially in the form of Exhibit E hereto specifying the amount of the requested increase and the proposed effective date of the requested increase (which shall not be less than forty-five (45) calendar days after the date such request is delivered unless otherwise agreed by the Bank). Within thirty (30) calendar days immediately following receipt of the Borrower’s request, the Bank shall (i) notify the Borrower whether it consents to such increase, and (ii) if the Bank so consents, make such increase available to the Borrower. A failure by the Bank to notify the Borrower of its decision within such thirty (30) calendar day period, or in such other period as agreed, shall be deemed a refusal by the Bank to increase the Commitment Amount.

Article III.          PAYMENT OBLIGATIONS

Section 3.01          Promissory Notes.

(a)             It is the intention of the parties hereto that no separate promissory notes be issued to evidence Advances hereunder; provided that the Bank may request that any Advance made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Bank a promissory note in substantially the form attached hereto as Exhibit A (a “Note”) payable to the Bank (or, if requested by the Bank, to the Bank and/or its registered assigns). Thereafter, the Advances and interest thereon shall at all times (including any assignment pursuant to Section 11.06 (Assignments)) be represented by one or more Notes payable to the payee named therein or any permitted assignee thereof, except to the extent that the Bank or permitted assignee subsequently returns any such Note for cancellation and requests that such borrowings once again be evidenced as described in Section 3.01(b) (Promissory Notes).

(b)            The Bank will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to it as a result of the Advances, including the amounts of principal, interest and other amounts payable and paid to it from time to time under this Agreement and (if applicable) the Note evidencing such Advances. All such notations shall be conclusive evidence of the information so noted and shall be binding on the parties hereto, in the absence of manifest error; provided, however, that any failure to record or any error in doing so shall not in any manner limit or otherwise affect the obligation of the Borrower hereunder to repay the Advances made by the Bank, accrued interest thereon and the other Obligations of the Borrower to the Bank hereunder in accordance with the terms of this Agreement, or the rights and remedies of the Bank hereunder.

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Section 3.02          Interest.

(a)             Each Advance shall bear interest for each day during each Interest Period at a rate per annum equal to the Applicable Rate in effect as of such day. Interest in respect of each Advance shall accrue for each day that the Advance is outstanding from and including the Drawdown Date of such Advance to but excluding the date of repayment of the Advance and shall be due and payable in arrears on each Interest Payment Date and on the date of each repayment of the principal of such Advance.

(b)            Subject to Section 1.05 (Benchmark Replacement), in the event, and on each occasion, that, on any date of determination with respect to the LIBOR Rate, the Bank shall have determined in good faith that reasonable means do not exist for ascertaining the LIBOR Rate, due to any circumstance affecting the London interbank market, the Bank shall, as soon as practicable thereafter, give written notice of such determination to the Borrower. In the event of any such determination, each outstanding LIBOR Rate Advance shall be converted to a Base Rate Advance.

(c)             If all or a portion of (i) the principal amount of any Advance, (ii) any interest payable thereon, or (iii) any other amount payable under this Agreement shall not be paid by the Borrower when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Applicable Rate plus two percent (2%) from the date of such non-payment to (but excluding) the date on which such amount is paid in full (after as well as before judgment). Interest payable under this Section 3.02(c) shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(d)            Accrued and unpaid interest on past due amounts (including interest and past due interest) shall be due and payable on demand.

Section 3.03          Maximum Interest Rate.

All agreements between the Borrower and the Bank are expressly limited so that in no event whatsoever, whether by reason of any Advance, acceleration of the maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or forbearance of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. In the event the performance of any obligation of the Borrower under this Agreement or any other Facility Document shall require the payment of interest in excess of such highest lawful rate, then such obligations shall, automatically and retroactively to the date of this Agreement, be deemed reduced to the highest lawful rate permissible under applicable usury laws. If the Bank ever receives as interest an amount which would exceed such highest lawful rate, the amount of excess interest shall not be applied to the payment of interest, but shall, automatically and retroactively, be applied to the reduction of the unpaid principal balance due hereunder, and, if and to the extent such amount of excess interest exceeds such principal balance, be returned by the Bank to the Borrower.

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Section 3.04          Fees.

The Borrower agrees to pay to the Bank an unused commitment fee (the “Commitment Fee”), in an amount equal to (i) the average daily amount of the Unused Commitment during the immediately preceding calendar quarter multiplied by (ii) 0.225%; multiplied by (iii) the actual number of calendar days in such calendar quarter divided by (iv) 360. The Borrower and the Bank acknowledge and agree that the Commitment Fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Bank for committing to make funds available to the Borrower as described herein and for no other purposes and are due and payable whether or not the conditions precedent in Article VI are satisfied. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the Maturity Date.

Section 3.05          Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) in the period for which such fees or interest are payable, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by the Bank of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.06          Prepayments.

The Borrower shall have the right, upon notice to the Bank, to prepay any Advance made hereunder, without premium or penalty, in whole or in part (but, if in part, being an amount that reduces such Advance by a minimum of $100,000 and integral multiples of $100,000, or if less, the entire principal amount outstanding) at any time and from time to time. Each such notice shall be irrevocable and specify the date and the amount of such prepayment, and must be received by the Bank not later than 5:00 p.m. (New York City time) at least three (3) Business Days (unless the Bank accepts a lesser notice period in its sole and absolute discretion) before the date of prepayment. If such notice is given, the Borrower shall make such payment and the amount set forth in the notice shall be due and payable on the date set forth therein. Any prepayment must be accompanied by all accrued interest thereon through the date of prepayment and any additional amounts required under Section 3.10 (Funding Loss Indemnification), if applicable. If the Borrower has not selected the Advances to be prepaid, the prepayments shall be applied to the outstanding Advances in the order determined by the Bank in its sole and absolute discretion.

Section 3.07          Mandatory Repayments and Voluntary Reduction of Commitment.

(a)            If for any reason the Accrued Advance Amount at any time exceeds the Commitment Amount at such time, the Borrower shall immediately repay Advances in an aggregate amount equal to such excess. Each repayment of Advances pursuant to this Section 3.07 (Mandatory Repayments and Voluntary Reduction of Commitment) shall be applied to repay Advances in the order determined by the Bank in its sole and absolute discretion.

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(b)            The Borrower may at any time terminate the Commitment or from time to time reduce the Commitment Amount; provided that the Borrower shall not terminate the Commitment or reduce the Commitment Amount if, after giving effect to any concurrent prepayment of the Advances in accordance with Section 3.06 (Prepayments), (i) the Accrued Advance Amount would exceed the Commitment Amount at such time or (ii) the Commitment Amount would be $15,000,000 or less (unless the Bank has agreed in writing to a lower amount). The Borrower shall notify the Bank of any election to terminate the Commitment or reduce the Commitment Amount at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 3.07(b) shall be irrevocable. Upon termination of the Commitment, the Borrower shall repay the principal amount of each outstanding Advance together with all accrued and unpaid interest and fees, and any other costs, fees or other amounts due or payable by the Borrower to the Bank hereunder on the effective date of such termination.

Section 3.08          Rollovers.

(a)            No later than 5:00 p.m. (New York City time) at least three (3) Business Days prior to the termination of the Interest Period for a LIBOR Rate Advance (the “Rollover Notification Deadline”), the Borrower shall have the right to request a rollover of such LIBOR Rate Advance by delivering to the Bank by an Electronic Request a request for rollover substantially in the form of Exhibit G hereto (each, a “Rollover Request”), signed by a Responsible Officer. The Rollover Request shall specify the length of the Interest Period selected by the Borrower with respect to such Advance. Each Rollover Request shall be irrevocable and effective upon notification thereof to the Bank.

(b)            The effectiveness of a Rollover of a LIBOR Rate Advance is subject to the conditions that, at the time of the applicable Rollover Request and after giving effect to such Rollover, (i) the representations and warranties of the Borrower set forth in Article VII are true and correct in all material respects (except any such representation or warranty that relates to or is made as of a specific earlier date, in which case such representation or warranty shall be true and correct with respect to such specific earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof; (ii) no Default or Event of Default has occurred and is continuing or would result from such Rollover; (iii) the Bank shall have received a Rollover Request in accordance with the requirements in paragraph (a) above; (iv) the Accrued Advance Amount shall not exceed the Available Borrowing Amount; (v) the Transactions (A) are permitted by the laws and regulations of each jurisdiction to which the Bank and the Borrower are subject, (B) do not violate any applicable Governmental Rule or any judgment, decree, injunction or other order of any court or governmental or regulatory authority and (C) will not subject the Bank to any unreimbursed tax, penalty or liability under or pursuant to any applicable law or regulation; (vi) the Bank has received all fees and other amounts due and payable by the Borrower on or prior to the proposed effective date for such Rollover, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and (vii) no Material Market Disruption or Disruption Event has occurred and is continuing.

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(c)             If either (i) the Borrower fails to deliver a Rollover Request to the Bank with respect to any LIBOR Rate Advance by the applicable Rollover Notification Deadline or (ii) the conditions in paragraph (b) above are not satisfied, the Borrower shall repay to the Bank the outstanding principal amount of such LIBOR Rate Advance on the last day of the current Interest Period therefore, together with all accrued and unpaid interest and fees, and any other costs, fees or other amounts due or payable by the Borrower to the Bank hereunder.

Section 3.09          Payment Terms.

(a)            All payments to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without set-off or counterclaim of any nature whatsoever and free and clear of any deductions or withholdings, and not later than 2:00 p.m. (New York City time), on the day when due, in United States Dollars and in immediately available funds by wire transfer to:

Beneficiary Bank:	Deutsche Bank Trust Company Americas
Federal ABA No.:	[omitted]
Beneficiary Name:	Mitsubishi UFJ Trust and Banking Corporation, New York Branch
Beneficiary Account No.:	[omitted]
Reference:	Preston Hollow Capital, LLC

or to such other account or in such other manner as the Bank may from time to time notify the Borrower in writing.

(b)            If at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first toward payment of interest and fees then due, and then, toward payment of principal then due, as the Bank may decide in its sole and absolute discretion.

(c)             If any payment hereunder becomes due and payable on a day other than a Business Day, the date of payment thereof shall be the next succeeding Business Day and interest thereon shall be payable at the then Applicable Rate during such extension; provided, that, if such immediately succeeding Business Day shall fall in the next calendar month, then the date of payment thereof shall be the immediately preceding Business Day.

Section 3.10          Funding Loss Indemnification.

The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss, cost or expense (including, without limitation, any loss of anticipated profits and loss, cost, expense or liability arising from the liquidation or reemployment of deposits or other funds required by the Bank to fund its Advances or from fees payable to terminate the deposits from which such funds were obtained) which the Bank may sustain or incur as a consequence of (a) any failure by the Borrower (for a reason other than the failure of the Bank to make the Advance) to borrow any Advance on the Drawdown Date indicated in the Drawdown Request, or (b) any payment or prepayment of any LIBOR Rate Advance (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise) on a day which is not the last day of an Interest Period. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower by the Bank and showing in reasonable detail the basis for the calculation thereof, shall be conclusive evidence of the amount of such losses, costs and expenses absent manifest error. The obligations contained in this Section 3.10 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

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Section 3.11          Conversions.

(a)            The Borrower shall have the right to convert a Base Rate Advance to a LIBOR Rate Advance (a “Conversion”) by giving the Bank an Electronic Request of conversion substantially in the form of Exhibit H hereto (each, a “Conversion Request”), signed by a Responsible Officer, no later than 5:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed date of conversion.

(b)            The effectiveness of each Conversion shall be subject to the satisfaction of the following conditions: (i) the representations and warranties of the Borrower set forth in Article VII are true and correct in all material respects (except any such representation or warranty that relates to or is made as of a specific earlier date, in which case such representation or warranty shall be true and correct with respect to such specific earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof; (ii) no Default or Event of Default has occurred and is continuing or would result from such Conversion; (iii) the Bank shall have received a Conversion Request in accordance with the requirements in paragraph (a) above; (iv) the Accrued Advance Amount shall not exceed the Available Borrowing Amount; (v) the Transactions (A) are permitted by the laws and regulations of each jurisdiction to which the Bank and the Borrower are subject, (B) do not violate any applicable Governmental Rule or any judgment, decree, injunction or other order of any court or governmental or regulatory authority and (C) will not subject the Bank to any unreimbursed tax, penalty or liability under or pursuant to any applicable law or regulation; (vi) the Bank has received all fees and other amounts due and payable by the Borrower on or prior to the proposed effective date for such Conversion, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and (vii) no Material Market Disruption or Disruption Event has occurred and is continuing.

Article IV.          CHANGES IN CIRCUMSTANCES

Section 4.01          Illegality.

Notwithstanding anything to the contrary herein contained, if the Bank determines that any Governmental Rule has made it unlawful, or that any Governmental Person has asserted that it is unlawful, for the Bank to make or maintain the Advances as contemplated by this Agreement, then the Bank shall give the Borrower notice of such determination as soon thereafter as practicable, and (a) if the Advances have not yet been disbursed, the commitment of the Bank hereunder to make the Advances shall forthwith be cancelled, and (b) if the Advances have been disbursed, the Borrower will use commercially reasonable efforts to cooperate with the Bank so as to enable the Bank to be in compliance, if possible, with such circumstances, provided, that, if the parties cannot agree upon the manner in which the Advances may be brought into compliance with applicable Governmental Rules, or if the Bank determines, in good faith, that no commercially reasonable action would permit the Advances to be maintained in compliance with applicable Governmental Rules, then the Borrower shall prepay the Advances in full by the earlier of (i) the ninetieth (90th) day from the date the Bank notifies the Borrower in writing that the applicable Governmental Rule shall make maintaining the Advances illegal, or (ii) the date that it becomes unlawful for the Bank to maintain the Advances. If due to the change in the requirement of any Governmental Rule it becomes unlawful for the Bank to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by the Bank to the Borrower, commencing either on the last day of the then-current Interest Period (if the Bank may lawfully continue to maintain the LIBOR Rate Advances as a LIBOR Rate-based loan to such day), or immediately (if the Bank may not lawfully continue to maintain the LIBOR Rate Advances as a LIBOR Rate-based loan), the LIBOR Rate Advances shall instead be converted to Base Rate Advances. The Bank agrees to designate a different lending office for purposes of the Advances if such designation will avoid the need for such notice and will not, in the good faith judgment of the Bank, otherwise be materially disadvantageous to the Bank.

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Section 4.02          Increased Costs.

(a)           If the Bank determines that the adoption of any Governmental Rule, any change in or in the interpretation or application of any Governmental Rule, or compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Person, in each case made subsequent to the Closing Date:

i.	subjects the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

ii.	imposes, modifies or holds applicable any reserve, special deposit, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Bank; or

iii.	imposes any other condition (other than Taxes) on the Bank; and the result of any of the foregoing is (x) to increase the cost to the Bank of agreeing to make or making, funding or maintaining the Advances or (y) to reduce the amount received or receivable by the Bank in connection with its agreeing to make, making, funding, or maintaining the Advances, then from time to time upon demand of the Bank, the Borrower shall promptly pay to the Bank such additional amounts necessary to compensate the Bank for such increased cost or reduction in amount receivable, but only if the lending desk at the Bank that is responsible for providing the financing hereunder is also actively seeking such costs from its similarly situated borrowers with comparable facilities.

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(b)            If the Bank determines that the adoption of any Governmental Rule regarding capital adequacy, any change therein or in the interpretation or application thereof, or compliance by the Bank or any corporation controlling the Bank (the “Controlling Corporation”) with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Person, in each case made subsequent to the Closing Date, has the effect of reducing the rate of return on the capital of the Bank or the Controlling Corporation as a consequence of the Bank’s obligations hereunder to a level below that which the Bank or the Controlling Corporation could have achieved but for such application or compliance (taking into consideration the Bank’s or the Controlling Corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital), then from time to time upon demand of the Bank, the Borrower shall promptly pay to the Bank such additional amounts necessary to compensate the Bank or the Controlling Corporation for such reduction.

(c)            Promptly after becoming aware of any change in any Governmental Rule or other event that will entitle the Bank to compensation under this Section 4.02 (Increased Costs), the Bank shall deliver a certificate to the Borrower specifying in reasonable detail the basis for the request for compensation and the method of computation thereof, which shall be conclusive in the absence of manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate delivered by the Bank within thirty (30) calendar days after receipt thereof; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 4.02(c) (Increased Costs) for any increased costs incurred or reductions suffered more than 180 calendar days prior to the date that the Bank notified the Borrower of the change in Governmental Rule giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that if the change in Governmental Rule giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof). The Bank agrees to designate a different lending office with respect to the Advances if such designation will avoid or reduce the amount of compensation payable under this Section 4.02 (Increased Costs) and will not, in the good faith judgment of the Bank, otherwise be materially disadvantageous to the Bank or subject the Bank to any unreimbursed cost or expense. The Borrower agrees to pay all reasonable costs and expenses incurred by the Bank in connection with any such designation or assignment. The obligations of the Borrower pursuant to this Section 4.02 (Increased Costs) shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

(d)            For purposes of this Section 4.02 (Increased Costs), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or Japanese Governmental Persons, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted, adopted, issued, or promulgated or implemented.

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Section 4.03          Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Person in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Person in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(c)             Indemnification by the Borrower. The Borrower shall indemnify the Bank, within 10 calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Person. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Person pursuant to this Section, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Person evidencing the payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(e)            Status of the Bank. (i) The Bank shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit payments made under any Facility Document to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements, and as will enable the Borrower to comply with its own information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.03(e)(ii)(A), (ii)(B) and (ii)(D) below (Taxes)) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Bank.

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(ii) Without limiting the generality of the foregoing,

(A)	any Bank that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Bank becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)	in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)	to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)	any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Bank becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Bank under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (Taxes) (including by the payment of additional amounts pursuant to this Section 4.03 (Taxes)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Person with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Person) in the event that such indemnified party is required to repay such refund to such Governmental Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Transferee. For the avoidance of doubt, for the purpose of this Section 4.03 (Taxes) and any relevant definitions, the term “Bank” includes any Transferee.

(h)           Survival. Each party’s obligations under this Section 4.03 (Taxes) shall survive any assignment of rights by, or the replacement of, a Bank, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Facility Document.

Article V.         SECURITY

Section 5.01         Pledge of Collateral.

To secure payment by the Borrower of the Obligations, the Borrower will enter into the Security Agreement, pursuant to which the Borrower will grant to the Bank a security interest in all of its rights, title and interest in and to the Collateral.

Section 5.02         Eligible Collateral Value.

The Borrower shall ensure that at all times the Eligible Collateral Value is not less than the Acceptable Coverage Level.  If at any time, the Eligible Collateral Value is less than the Acceptable Coverage Level (such difference, a “Shortfall”):

(a)            Within sixty (60) calendar days after the earlier of (i) becoming aware of, or (ii) receipt of notice from the Bank of, the occurrence of a Shortfall (or such longer time period as determined by the Bank in its absolute and sole discretion), the Borrower shall: (x) prepay Advances in an aggregate principal amount, or (y) deposit into the Collateral Account additional Collateral (acceptable to the Bank in its sole discretion) in an amount, sufficient to cure the Shortfall; provided that, notwithstanding the foregoing, the Borrower shall apply immediately upon receipt the full amount of all proceeds realized on existing Collateral toward repayment of the Accrued Advance Amount until the Shortfall is cured.

Article VI.
CONDITIONS PRECEDENT

Section 6.01         Conditions Precedent to Closing.

The obligation of the Bank to make the initial Advance hereunder is subject to the satisfaction or waiver by the Bank of each of the following conditions precedent:

(a)            The Bank shall have received each of the following documents, each in form and substance satisfactory to the Bank:

i.	counterparts of each Facility Document, duly executed by each party thereto;

ii.	copies, in each case certified as true, complete and correct and as being in full force and effect as of a date no earlier than the Closing Date by a Responsible Officer, of: (A) the Borrower’s Formation Documents, each as amended and in full force and effect on the Closing Date, (B) a recent certificate of good standing of the Borrower, (C) copies of the Custody Agreement, (D) the resolutions duly adopted and approved by the board of managers of the Borrower authorizing the execution, delivery and performance of the Facility Documents and the borrowing of the Advances from the Bank hereunder, or other evidence of authority reasonably satisfactory to the Bank and (E) an incumbency certificate setting forth the names, titles and specimen signatures of persons authorized to execute the Facility Documents and to give written instructions in connection therewith;

iii.	a certificate signed by a Responsible Officer certifying that: (A) the representations and warranties contained in the Facility Documents are true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof); (B) that no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions; (C) that the Borrower has authority to borrow; (D) that the Borrower has disclosed to its members or equivalent that it may obtain and utilize credit facilities; (E) that there are no actions, suits or proceedings pending against the Borrower before any court or tribunal wherever located in the world, and no steps have been, or are being, taken to compulsorily wind up the Borrower and no resolution voluntarily to wind up, terminate or dissolve the Borrower has been adopted by its members or equivalent; and (F) that all consents and authorizations required by the Borrower and/or its board of managers in relation to the Facility Documents have been obtained;

iv.	A favorable opinion of external counsel to the Borrower, covering such matters relating to the Transactions and the Collateral as reasonably requested by the Bank;

v.	Evidence of the filing of all UCC-1 financing statements required to perfect or evidence a first priority lien on, charge over and security interest in the Collateral, and the result of tax, judgment and lien searches on the Borrower in all applicable jurisdictions;

vi.	Evidence that all other filings, documents and other actions deemed necessary or advisable by the Bank to perfect the Liens created under the Security Agreement have been filed, executed or taken, as applicable, and all other actions to ensure the priority of such Liens have been taken;

vii.	upon the reasonable request of the Bank made at least five (5) calendar days prior to the Closing Date, the Borrower shall have provided to the Bank the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least two (2) calendar days prior to the Closing Date;

viii.	at least five (5) calendar days prior to the Closing Date, the Borrower shall deliver a Beneficial Ownership Certification; and

ix.	such other approvals, opinions and documents or information relating to the Borrower, the Facility Documents or the Transactions as the Bank or its counsel may reasonably request.

(b)           All fees required to be paid by the Borrower on or before the Closing Date shall have been paid, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Section 6.02         Conditions Precedent to Each Advance.

The obligation of the Bank to fund an Advance on any Drawdown Date is subject to the satisfaction of the following conditions:

(a)           At the time of and immediately after giving effect to the Advance, the representations and warranties of the Borrower set forth in Article VII are true and correct in all material respects (except any such representation or warranty that relates to or is made as of a specific earlier date, in which case such representation or warranty shall be true and correct with respect to such specific earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof;

(b)           At the time of and immediately after giving effect to the Advance, no Default or Event of Default has occurred and is continuing or would result from such Advance or the application of the proceeds therefrom;

(c)           The Bank shall have received a Drawdown Request in accordance with the requirements hereof;

(d)           At the time of and immediately after giving effect to the Advance (i) the Accrued Advance Amount shall not exceed the Available Borrowing Amount;

(e)           The Transactions (i) are permitted by the laws and regulations of each jurisdiction to which the Bank and the Borrower are subject, (ii) do not violate any applicable Governmental Rule or any judgment, decree, injunction or other order of any court or governmental or regulatory authority and (iii) will not subject the Bank to any unreimbursed tax, penalty or liability under or pursuant to any applicable law or regulation;

(f)            The Bank has received all fees and other amounts due and payable by the Borrower on or prior to the Drawdown Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(g)           At the time of the Advance no Material Market Disruption or Disruption Event has occurred and is continuing.

Article VII.       REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank as of the Closing Date and as of each Drawdown Date that:

Section 7.01         Existence and Powers.

The Borrower and each Subsidiary (a) is duly incorporated, organized, formed or established (as applicable), validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (as applicable), (b) has all requisite power and authority and all governmental and other consents, approvals, licenses and authorizations in all applicable jurisdictions required to (i) own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Facility Documents and consummate the Transactions, and (c) is duly qualified to do business in, and is in good standing in every jurisdiction where such qualification is required, except for qualifications the lack of which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02         Authorization.

(a)           The Transaction is within the powers of the Borrower and as contemplated by its Formation Documents and has been duly and validly authorized by all necessary corporate or other organizational action and requires no other proceedings or actions by the Borrower. Each of the Facility Documents and the Custody Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           The Responsible Officers of the Borrower listed on Exhibit D have the authority to provide any certificate, agreement or instrument required under this Agreement on behalf of the Borrower and to take all other actions on behalf of the Borrower that are contemplated herein or related to the Transactions.

(c)            No limit on the Borrower’s powers will be exceeded as a result of the borrowing or grant of security contemplated by the Facility Documents.

Section 7.03         No Conflicts.

The Transaction (a) will not violate (i) any applicable law or regulation of any Governmental Person having jurisdiction over the Borrower, (ii) any of the Formation Documents or (iii) any order, writ, injunction or decree of any Governmental Person applicable to the Borrower or any Subsidiary, (b) will not violate, conflict with or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its assets or any Subsidiary, and (c) will not result in the creation or imposition of any Lien on any of the Borrower’s assets (now owned or hereafter acquired), except for Liens in favor of the Bank created pursuant to the Security Documents.

Section 7.04         Governmental Consents.

All actions, consents or approvals of, registrations or filings with, or any other actions by any Governmental Person or any other Person that are or will be required on the part of the Borrower in connection with (a) the Transactions, (b) the grant to the Bank of a legal, valid and enforceable security interest in all the Collateral, (c) the Borrower’s Formation Documents, or laws, statutes, rules and regulations or orders applicable to, the Borrower or any Collateral or (d) any indenture, agreement or other instrument binding upon the Borrower or any of the Collateral, have been obtained, effected or made and are in full force and effect.

Section 7.05         Financial Statements and Financial Condition.

(a)           The Borrower has delivered its most recent annual consolidated balance sheet and the related consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, all audited by the Auditor (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and accompanied by an opinion of the Auditor that such financial statements present fairly the financial position, results of operations, and cash flows as in accordance with Approved Accounting Principles consistently applied (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the Borrower’s books of account and records, (ii) present fairly the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as at the dates and for the periods covered in them as stated, and the results of the Borrower’s operations and sources and applications of funds for the fiscal period then ended and (iii) have been prepared in accordance with Approved Accounting Principles applied consistently throughout the periods involved. The Borrower does not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with Approved Accounting Principles, except: (i) those which are adequately reflected or reserved against in the Financial Statements; and (ii) those which have been incurred in the ordinary course of business since the date of the Financial Statements and which are not material in amount.

(b)            The Borrower has delivered its most recent unaudited consolidated balance sheets and the related unaudited consolidated statements of income, retained earnings, and cash flows of the Borrower, and such financial statements present fairly, on a basis consistent with the Financial Statements referred to in Section 7.05(a), the consolidated financial position, consolidated results of operations and cash flows of the Borrower.

(c)            Since the date of the most recently delivered Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)            The Borrower is, individually and together with its Subsidiaries, Solvent.

Section 7.06         Litigation and Other Actions.

(a)           There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Person pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any of their respective employees, or assets (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that purport to affect or call into question the validity or enforceability of this Agreement, any other Facility Document, or the Custody Agreement, the Collateral or the Transactions.

(b)           None of the Borrower or any Affiliate, officer, employee or agent of such the Borrower is subject to any Regulatory Action.

Section 7.07         Taxes.

Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns required to have been filed by it and has timely paid or caused to be paid all federal income and other material Taxes required by law to have been paid by it, except to the extent that any such Tax is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with Approved Accounting Principles.

Section 7.08         Full Disclosure; No Material Misstatements.

(a)            The Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that could reasonably be expected to result in a Material Adverse Effect.

(b)            None of (i) the Formation Documents or (ii) any other report, financial statement, exhibit, schedule or other information furnished by or on behalf of the Borrower to the Bank in connection with this Agreement or any other Facility Document or any Transaction or included in this Agreement or any other Facility Document or delivered pursuant hereto or thereto, as of the date furnished contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)            No amendments or other modifications have been made to the Formation Documents as in effect on the Closing Date except (i) to the extent such amendments or modifications could reasonably be expected to be materially adverse to the Bank, as have been consented to by the Bank in writing, and (ii) with respect to all other amendments or modifications, copies of which executed amendments or modifications have been provided to the Bank.

(d)            The Formation Documents most recently furnished to the Bank are true and correct and contain all the material terms of all the agreements and arrangements between the parties to them.

(e)            There has been no breach of any term of any Formation Document by any of the parties to it. Subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, the Formation Documents are in full force and effect and the obligations of the parties thereunder constitute legal, valid, binding and enforceable obligations of each such party thereto.

Section 7.09         No Default.

No Default or Event of Default has occurred and is continuing or could reasonably be expected to result from the consummation of the Transactions or the execution or performance of this Agreement or any other Facility Document.

Section 7.10         Compliance with Laws and Other Obligations.

Each of the Borrower and each of its Subsidiaries is in compliance with (i) all applicable Governmental Rules and all applicable orders, writs, injunctions and decrees of any Governmental Person applicable to it or its property and the continued operation of its properties and assets as currently conducted will not violate any applicable Governmental Rules or any orders, writs, injunctions and decrees of any Governmental Persons and (ii) all indentures, agreements and other instruments binding upon it or its property, in each case of clauses (i) and (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.11         [Reserved.]

Section 7.12         Title.

(a)            Each of the Borrower and each of its Subsidiaries has good and marketable title to its assets free and clear of any Liens, other than Liens in favor of the Bank created pursuant to the Facility Documents and Permitted Liens.

(b)            The Borrower has acquired or shall acquire its ownership in the Collateral in good faith without notice of any adverse claim (within the meaning given to such term by Section 8-102(a)(1) of the UCC). Other than pursuant to the Facility Documents, the Borrower has not made or authorized any registrations, filings or recordations in any jurisdictions involving a security interest in any Collateral.

Section 7.13         Capital Structure of the Borrower.

Schedule II sets forth, as of the date hereof, and as of the date of each Advance and each Rollover made hereunder, a complete and correct description of the capital structure of the Borrower.

Section 7.14         [Reserved].

Section 7.15         [Reserved].

Section 7.16         Rank of Indebtedness.

The Borrower does not have any Indebtedness outstanding other than under the Facility Documents and Permitted Indebtedness. The obligations of the Borrower under this Agreement and the other Facility Documents to pay the principal of and interest on the Advances and any and all other amounts due hereunder or thereunder constitute direct, senior and secured obligations with full recourse to the Borrower.

Section 7.17         No Set-off.

The obligations of the Borrower under the Facility Documents are not subject to any defense, set-off or counterclaim by the Borrower or any circumstance whatsoever which might constitute a legal or equitable discharge from its obligations thereunder.

Section 7.18         [Reserved].

Section 7.19         Beneficial Ownership Certification.

As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 7.20         Sanction Laws; Anti-Corruption Laws.

(a)            Each of (i) the Borrower, the Borrower’s Subsidiaries, any Person that Controls the Borrower, and, to the Borrower’s knowledge, each of their respective officers, managers or directors and (ii) to the Borrower’s knowledge, any other Affiliate of the Borrower, and any officer, manager or director of any other Affiliate of the Borrower, are in compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(b)            None of the Borrower, the Borrower’s Subsidiaries, any Person that Controls the Borrower, or, to the knowledge of the Borrower, any director, officer, manager, employee, agent, or Affiliate of the Borrower is a Person that is, or is owned or controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction. To the Borrower’s knowledge, none of its members is a Sanctions Target or located, organized or resident in a Sanctioned Jurisdiction.  The Borrower will notify the Bank in writing not more than one (1) Business Day after becoming aware of any breach of this Section 7.20 or Section 9.09.

Section 7.21         Collateral.

The Security Documents, together with the filing of a UCC-1 financing statement with the Secretary of State of the State of Delaware, are effective to create in favor of the Bank a legal, valid and continuing Lien in the Collateral and such Lien constitutes a first priority perfected and continuing Lien on the Collateral, securing the payment of the Obligations and enforceable against the Borrower and all third parties; all filings and other actions necessary to perfect the Bank’s security interest in the Collateral have been duly made or taken and are in full force and effect. Other than in respect of Liens created pursuant to the Security Documents, the Borrower does not have any registrations, filings, recordations, or agreements granting “control” (as provided in Section 9-106 of the UCC), in any of the Collateral, including, without limitation, the filings of UCC-1 financing statements. None of the Collateral is comprised of Margin Stock.

Section 7.22         ERISA.

The following representations shall be repeated on each day during the term of this Agreement:

(a)            The Borrower does not have any ERISA Affiliates.

(b)            The Borrower has not maintained, contributed to or had an obligation to contribute to, or otherwise had any liability with respect to, any Employee Plans or Multiemployer Plans and does not have any present intention to do so. The Borrower does not and will not have an obligation or liability with respect to retiree medical or death benefits other than as required under Section 4980B of the Code.

(c)            The Borrower is not and is not acting on behalf of, and will not be or be acting on behalf of (i) an “employee benefit plan” as defined in and subject to Title I ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any law, rule or regulation substantially similar to Section 406 of ERISA and/or Section 4975 of the Code (“Similar Law”) or (iv) a person or entity considered to hold “plan assets” (“Plan Assets”) of any of the foregoing as determined under Section 3(42) of ERISA, U.S. Department of Labor Regulation § 2510.3-101, or for purposes of any Similar Law.

Section 7.23         Independent Decision.

The Borrower has or will have consulted with its advisors with respect to the financial reporting, tax, ERISA and accounting treatment of Transaction, including with respect to use of proceeds of any Advance, prior to entering into the Transaction, and has made its own independent decisions with respect to such financial reporting, tax, ERISA and accounting treatment and has not relied upon the Bank (or any Affiliate thereof) in making such decisions.

Section 7.24         Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 7.25         [Reserved].

Section 7.26         Subsidiaries.

As of the Closing Date, the Borrower does not have any Subsidiaries other than as set forth on Schedule II.

Article VIII.     AFFIRMATIVE COVENANTS

Section 8.01         Existence; Business and Properties.

The Borrower and each of its Subsidiaries will do or cause to be done all things necessary to:

(a)            preserve, renew and keep in full force and effect its legal existence and good standing;

(b)            preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names required to conduct its business and to perform its obligations under the Facility Documents and the Custody Agreement; and

(c)            maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 8.01 (Existence; Business and Properties) shall prevent the Borrower from (i) discontinuing any of its businesses no longer deemed advantageous to it or discontinuing the operation and maintenance of any of its properties no longer deemed useful in the conduct of its business or (ii) selling or disposing of any assets or capital stock thereof, in a transaction not prohibited by Section 9.03 (Mergers, Consolidations and Sales of Assets).

Section 8.02         Reporting Requirements.

The Borrower shall furnish or cause to be furnished to the Bank:

(a)            as soon as available and in any event within one hundred and twenty (120) calendar days after the end of each fiscal year, its most recent consolidated balance sheet and the related consolidated statements of income, retained earnings, and its cash flows, as of the close of such fiscal year, all audited by an independent certified public accountant reasonably acceptable to the Bank (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and accompanied by an opinion of the Auditor to the effect that such financial statements present fairly its financial position, results of operations, and cash flows of the Borrower and its Subsidiaries, as of the close of such fiscal year, in accordance with Approved Accounting Principles;

(b)            as soon as available and in any event within sixty (60) calendar days after the end of each of the first three (3) quarterly periods of each fiscal year, its unaudited consolidated balance sheet and the related unaudited consolidated statements of income, retained earnings, and cash flows, as of the close of such fiscal quarter, which present fairly, on a basis consistent with its financial statements referred to in Section 8.02(a) (Reporting Requirements), its and its Subsidiaries consolidated financial position as of such date and its consolidated results of operations and its cash flows for such fiscal quarter (subject to normal year-end adjustments);

(c)            promptly upon and in any event within five (5) Business Days after becoming aware of any Default or Event of Default, notice of such occurrence with a statement of a Responsible Officer setting forth details of the Default or Event of Default and any action taken or proposed to be taken with respect thereto;

(d)            promptly upon becoming aware of any matter or development that has had or could reasonably be expected to have a Material Adverse Effect, notice thereof;

(e)            at the time made available by the Borrower to its members, copies of all periodic, episodic or other letters, reports or notices distributed by the Borrower to its members generally or to all of the members holding a particular class of membership interests (excluding, for the avoidance of doubt, any custom reports prepared by the Borrower upon the request and for the benefit of any individual member or subset of holders of a particular class of membership interests);

(f)            collateral report of the Secured Assets showing (i) investment sector/subsector diversification and (ii) asset valuation and liquidity level, within ten (10) Business days of the end of each calendar quarter;

(g)            a custody report setting out in reasonable detail all Secured Assets of the Borrower, including but not limited to full description, share amount and the Value of such Secured Assets, as of the end of each calendar month, by the tenth (10th) Business Day of the next calendar month, and in any case within two calendar days of request by the Bank;

(h)            promptly upon request by the Bank, such other information concerning the condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request;

(i)             promptly after the occurrence thereof, written notice describing any changes to liquidity, currency or other material terms of any Secured Asset;

(j)             concurrently with any delivery of financial statements described in subsection (a) and (b), a compliance certificate of a Responsible Officer substantially in the form of Exhibit C attached hereto;

(k)            prompt written notice of any amendments or modifications made to any of the Formation Documents together with clean and marked copies of each relevant document highlighting the amendments or modifications made;

(l)             prompt written notice if any of the representations made in Section 7.22 (ERISA) is or will become untrue;

(m)           prompt written notice of any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(n)            promptly, upon the request of the Bank (i) the offering documents, (ii) the constituent documents, (iii) the most recent audited financial statements and reports available and (iv) any other documents or information reasonably requested by the Bank, in each case, with respect to any Eligible Assets and/or the issuer thereof, as applicable.

(o)            prompt notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

For the avoidance of doubt, with respect to each item required to be delivered pursuant to this Section 8.02 (Reporting Requirements), such item shall be deemed to have been delivered by the Borrower in satisfaction of this Section 8.02 (Reporting Requirements) to the extent it is available to the Bank from the Custodian or any other Affiliate of the Bank that is a party to a Facility Document.

Section 8.03         Payment of Taxes and Claims.

The Borrower shall, and shall cause each of its Subsidiaries to, timely file, and cause each Subsidiary to timely file, all federal income and other material Tax returns required by law to be filed by them, and shall timely pay, and cause each Subsidiary to timely pay, all federal and state income and other material Taxes required by law to be paid by them, except any such Taxes that are being contested in good faith and for which there are adequate reserves in accordance with Approved Accounting Principles.

Section 8.04         [Reserved].

Section 8.05         Compliance with Laws and Formation Documents; Maintenance of Existence and Rights.

(a)            The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Governmental Rules and orders or directives of any Governmental Person applicable to it or to its business or property, whether now in effect or hereafter enacted, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            The Borrower will comply in all material respects with all of the terms and conditions of its Formation Documents, including with respect to any borrowing restrictions that may be contained therein.

(c)            The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, carry on its business as it is presently being conducted and preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, except where failure to do so could reasonably be expected to have, a Material Adverse Effect.

Section 8.06         Maintenance of Records.

The Borrower shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which full, true and correct entries are to be made, in accordance with Approved Accounting Principles, as applicable, consistently applied, reflecting all dealings and transactions in relation to the Borrower’s and such Subsidiary’s (as the case may be) business, assets and activities.

Section 8.07         Right of Inspection.

The Borrower will permit, and cause each of its Subsidiaries to permit, the Bank and its Affiliates or any of their respective agents or representatives, upon reasonable prior notice, to visit and inspect the Borrower’s and any of its Subsidiaries’ properties, to examine and make copies of and abstracts from their records and books, and to discuss the affairs, finances, and condition of the Borrower and any Subsidiary with their respective officers and directors and the Auditor, all at such reasonable times and as often and as reasonably requested (or, following the occurrence of a Default or Event of Default, at such times and as often as requested); provided that, so long as no Default or Event of Default has occurred, the Bank may only exercise the visitation and inspection rights set forth in this Section 8.07 (Right of Inspection) once per calendar year.

Section 8.08         [Reserved.]

Section 8.09         Further Assurances.

Promptly upon request by the Bank, the Borrower will correct any material defect or error that may be discovered in any Facility Document or in the execution, acknowledgment, filing or recordation thereof and will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Facility Documents; (ii) to the fullest extent permitted by applicable law, subject the Borrower’s properties, assets, rights and interests intended to be Collateral to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Bank the rights granted or now or hereafter intended to be granted to the Bank under any Facility Document or under any other instrument executed in connection with any Facility Document.

Section 8.10         [Reserved].

Section 8.11         [Reserved].

Section 8.12         Maintenance of Collateral.

(a)            The Borrower shall at all times be the beneficial owner of the Collateral (subject only to the terms of the Facility Documents).

(b)            The books and records of the Borrower will reflect the Bank’s first priority lien on, security interest in and charge over the Collateral.

(c)            All of the Collateral constituting cash or “Investment Property” (as defined in Article 9 of the UCC) has been (or will be credited, immediately upon receipt thereof) and will remain credited to the Collateral Account.

(d)            The Borrower shall take such action within its control as is necessary or as may be reasonably requested by the Bank in order to perfect and to maintain the perfection and first priority of the security interest of the Bank in the Collateral.

Section 8.13         Use of Proceeds.

The Borrower will use all amounts received in connection with the Advances for Working Capital Purposes, and for such other short term borrowing as the Bank may approve in its sole and absolute discretion. Notwithstanding the foregoing, no part of the proceeds from an Advance will be used, whether directly or indirectly for any purpose that entails a violation of Regulations T, U or X of the FRB. The Bank is not bound to monitor or verify the application of any Advances pursuant to this Agreement.

Article IX.       NEGATIVE COVENANTS

Section 9.01         Liens.

(a)            The Borrower shall not, nor will it permit any Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or of or upon any income or profit therefrom, except Permitted Liens and Liens created pursuant to any Facility Document.

(b)            The Borrower will not directly or indirectly (i) permit the validity or effectiveness of the security interests created pursuant to any Facility Document to be impaired, (ii) take any action that would permit the security interests created pursuant to the Facility Documents not to constitute valid and perfected first priority security interest in the Collateral; or (iii) enter into any contractual obligations (other than this Agreement and other Facility Documents) that limit the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property.

Section 9.02         Incurrence of Indebtedness.

The Borrower shall not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness to the Bank hereunder and (ii) Permitted Indebtedness.

Section 9.03         Mergers, Consolidations and Sales of Assets.

(a)            The Borrower shall not (i) amalgamate, consolidate or merge with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property and assets (whether now owned or hereafter acquired) to any Person, or reorganize, reincorporate, reconstitute into or as another entity, or liquidate or dissolve in whole or in part; (ii) voluntarily or involuntarily sell, lease, transfer, license, loan or otherwise dispose of any asset unless such sale, lease, transfer, license, loan or other disposal is made in the ordinary course of its business, on an arm’s length basis and the consideration receivable is fair market value or (iii) establish or suffer to exist any Subsidiary, except for those Subsidiaries set forth on Schedule II, as amended by the Borrower from time to time and delivered to the Bank.

(b)            The Borrower shall promptly notify the Bank in writing whenever any Subsidiary effectuates a transaction: (i) described in clause (i) of subsection (a) of this Section 9.03 (Mergers, Consolidations and Sales of Assets) or (ii) for which the Borrower would itself be prohibited from effectuating under clause (ii) of subsection (a) of this Section 9.03 (Mergers, Consolidations and Sales of Assets).

Section 9.04         Material Changes, Major Event Changes.

(a)            The Borrower shall not engage in any business or operations other than as described in the Formation Documents.

(b)            [Reserved].

(c)            The Borrower will not (i) amend, modify or otherwise alter the Borrower’s Investment Guidelines or any of its Formation Documents, or the Custody Agreement, in each case, without the prior written consent of the Bank unless such amendment or modification could not reasonably be expected to materially adversely impact the rights of the Bank or (ii) terminate the Custody Agreement unless a replacement for Custodian (as applicable) that is reasonably acceptable to the Bank is appointed.

(d)            The Borrower will not change (i) its name, identity, or corporate form, or (ii) its jurisdiction of incorporation, formation or registration (as applicable) or (iii) its chief executive office and/or principal place of business, in each case unless the Borrower shall have given the Bank not less than thirty (30) calendar days’ prior written notice thereof (or such shorter period as the Bank may agree in its sole discretion).

(e)            The Borrower will not, nor will it permit any Subsidiary to, change (x) its fiscal year or (y) its methods of accounting as in effect on the Closing Date, in each case, without the prior written consent of the Bank.

Section 9.05         Restricted Payments.

The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payment, provided that, if no Default or Event of Default exists and is continuing or would result therefrom, (i) the Borrower may make redemption payments or other distributions to its members as permitted by the Formation Documents and (ii) each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an equity interest in such Subsidiary, ratably according to their respective holdings of such equity interests in respect of which such Restricted Payment is being made.

Section 9.06         [Reserved].

Section 9.07         Investment Company.

The Borrower will not, and will not permit any of its Subsidiaries to, become an “investment company” as defined in the Investment Company Act.

Section 9.08         Transactions with Affiliates.

The Borrower will not, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable than could be obtained on an arm’s length basis from unrelated third parties.

Section 9.09         Sanctions Laws; Anti-Corruption Laws.

(a)            The Borrower shall not, directly or, indirectly, use, or permit any of its directors, officers or employees to use, or, to its knowledge, permit any of its Affiliates or agents currently engaged by it and carrying out activities on its behalf to directly use, or to the Borrower’s knowledge to indirectly use, the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds:

i.	in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws;

ii.	to or for the benefit of a Sanctions Target; or

iii.	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctions Target.

(b)            The Borrower will maintain, or will cause to be maintained, in effect policies and procedures designed to promote and achieve compliance by the Borrower and its directors, officers, employees, and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(c)            The Borrower shall not fund all or part of any repayment of an Advance from proceeds derived from transactions which would be prohibited by Sanctions, and shall conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Article X.         DEFAULT

Section 10.01       Events of Default.

Each of the following events shall constitute an “Event of Default”:

(a)            The Borrower shall fail to pay any principal of or interest on any Advance or Commitment Fee when such payment is due;

(b)            The Borrower shall fail to pay any other amount hereunder when such payment is due and such failure remains unremedied for three (3) Business Days after written notice thereof has been given by the Bank to the Borrower;

(c)            Any representation, warranty or statement made or deemed to be made by or on behalf of the Borrower in any Facility Document, or in any certificate, agreement or instrument made or delivered in connection therewith, shall prove to have been incorrect or misleading in any material respect when made or delivered;

(d)            The Borrower shall fail to perform or observe any other term, covenant or agreement not otherwise addressed in this Section 10.01 (Events of Default) contained in any Facility Document and such failure shall remain unremedied for ten (10) Business Days after the earlier to occur of (i) the Borrower’s knowledge thereof and (ii) written notice thereof has been given by the Bank to the Borrower;

(e)            The security interest created pursuant to any Facility Document shall at any time fail or cease for any reason to constitute a valid and perfected first priority security interest of the Bank in any portion of the Collateral purported to be subject thereto and to secure the Obligations, or the Borrower shall so assert;

(f)            The Borrower shall fail to comply with any of the reporting requirements set forth in Section 8.02 (Reporting Requirements) hereof and such failure shall not be remedied within five (5) Business Days after written notice thereof has been given by the Bank to the Borrower;

(g)            A default, event of default or other similar condition or event (however described) in respect of the Borrower or any of its Subsidiaries shall occur under any material agreement, contract or transaction with the Bank or any of its Affiliates and any applicable notice requirements or grace periods in connection therewith have been satisfied or passed (as applicable), the cumulative effect of which is to cause or to permit the Bank or such Affiliate, as the case may be, to cause a liquidation of, an acceleration of obligations under, or an early termination of, such agreement, contract or transaction;

(h)            The occurrence of any of the following with respect the Borrower or any of its Subsidiaries: (i) a default, event of default, termination event or other similar condition or event (however described) in respect of the Borrower or any of its Subsidiaries under one or more agreements or instruments relating to any Indebtedness (individually or collectively) in an aggregate amount of not less than $3,000,000, which has resulted in such Indebtedness becoming due and payable under such agreements or instruments, before it would otherwise have been due and payable or (ii) a default by the Borrower or any of its Subsidiaries (individually or collectively) in making one or more payments under one or more agreements or instruments relating to any Indebtedness on the due date thereof in an aggregate amount of not less than $3,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(i)             The Borrower or any of its Subsidiaries shall institute or consent to the institution of any proceeding or procedure under any Debtor Relief Law (including, without limitation, by a meeting being convened with a view to, or the passing of a resolution for, its winding up and/or dissolution), or make an assignment for the benefit of creditors, or apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, provisional liquidator, rehabilitator or similar official for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, provisional liquidator, rehabilitator or similar officer shall be appointed without the application or consent of the Borrower or any of its Subsidiaries and the appointment shall continue undischarged or unstayed for fifteen (15) calendar days; or an application for a receivership order shall be made in respect of the Borrower or any of its Subsidiaries; or a winding up petition shall be presented in respect of the Borrower or any of its Subsidiaries or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property or any Subsidiary is instituted without the consent of the Borrower or such Subsidiary and shall continue undismissed or unstayed for fifteen (15) calendar days, or an order for relief shall be entered in any such proceeding;

(j)             The Borrower or any Subsidiary shall (i) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (ii) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law (including, without limitation, by a meeting being convened with a view to, or the passing of a resolution for, its winding up and/or dissolution), (iii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (i) of this Section 10.01 (Events of Default), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(k)            [Reserved];

(l)             (x) One or more judgments, decrees, or orders for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and such judgments, decrees, or orders shall continue undischarged and unsatisfied and in effect for a period of thirty (30) calendar days without being vacated, discharged, satisfied, or stayed pending appeal, or any action shall be taken by a judgment creditor to attach any of the Borrower’s or any Subsidiary’s assets to enforce any such judgment; or (y) there shall occur any failure by the Borrower or any Subsidiary to satisfy when due any non-monetary judgment if the failure to do so could have a Material Adverse Effect;

(m)           The Borrower shall change or evidence an intention to materially change the nature or scope of its business, or any governmental authority expropriates or evidences an intention to expropriate all or a substantial part of the Borrower’s assets and the result of any of the foregoing will materially and adversely affect the Borrower’s ability to perform its obligations under the Facility Documents as determined by the Bank in its sole discretion;

(n)            (i) The Borrower shall deny or repudiate its obligations under any Facility Document, (ii) any Governmental Rule shall purport to render invalid, or preclude enforcement of, any material provision of this Agreement or any other Facility Document or impair performance of any of the Borrower’s obligations under any Facility Document or (iii) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid under any Facility Document to which it is a party;

(o)            [Reserved];

(p)            The Borrower shall terminate the services of the Bank, as Custodian or the Custodian shall cease to act in such capacity for any reason;

(q)           A Regulatory Action shall occur with respect to the Borrower;

(r)            The aggregate Net Asset Value of the Borrower (as determined by the Bank as of the last day of any calendar month) shall decline by a percentage equal to or exceeding any of the NAV Decline Percentages;

(s)            [Reserved];

(t)            The Eligible Assets shall fail to include investments in at least thirty (30) Eligible Assets (each with a separate and distinct CUSIP number) and such failure shall not be remedied within ninety (90) calendar days;

(u)           The Eligible Collateral Value shall be less than the Acceptable Coverage Level and either (i) the Borrower fails to take action to cure such Shortfall within the timing specified in Section 5.02 (Eligible Collateral Value) or (ii) such Shortfall is not cured within the timing set forth in Section 5.02 (Eligible Collateral Value);

(v)           Eligible Collateral Value shall be less than the Minimum Coverage Level and the Eligible Collateral Value is not restored to at least the Acceptable Coverage Level within three (3) Business Days.

(w)           Both Key Persons cease to be actively involved in and responsible for the day-to-day management of the Borrower’s investment activities and within ninety (90) calendar days thereof, the Borrower fails to appoint a replacement that is acceptable to the Bank in its sole discretion;

(x)            Any event shall occur which the Bank believes has had a Material Adverse Effect;

(y)           The assets of the Borrower shall constitute or become Plan Assets; and

(z)            A Change of Control shall occur.

Section 10.02    Remedies Upon Event of Default.

(a)            Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Bank may, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Bank, to enforce its claims against the Borrower: (i) declare the Commitment and the obligations of the Bank to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) declare all or part of the principal of and any accrued interest in respect of all Advances, the Note (if any) and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) enforce any or all of the Liens and security interests created pursuant to the Security Documents and (iv) exercise any other rights available under any Facility Documents or applicable law; provided, however, that upon the occurrence of an Event of Default arising under Section 10.01(i) or (j) (Events of Default), (x) the Commitment and the obligations of the Bank to make Advances shall automatically be terminated and (y) the principal of and any accrued interest in respect of all Advances, the Note (if any) and all Obligations owing hereunder and thereunder shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)           In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default the Bank and each of its Affiliates (for purposes of this Section 10.02 (Remedies Upon Event of Default) only, the “Affiliates” and each individually, an “Affiliate”), is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person (any such notice being hereby expressly waived by the Borrower), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) at and any other Indebtedness at any time held or owing by the Bank or the Affiliates (including, without limitation, by branches and agencies of the Bank or its Affiliates wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and other liabilities of the Borrower to the Bank or to an Affiliate under this Agreement or under any of the other Facility Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, now or hereafter existing irrespective of whether or not the Bank shall have made any demand under this Agreement, the Note (if any) or under any other Facility Document and although such Obligations liabilities or claims, or any of them, may be contingent or unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 10.02 (Remedies Upon Event of Default) are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Article XI.      MISCELLANEOUS

Section 11.01    Amendments and Waivers.

Neither the Facility Documents nor any terms thereof may be amended, supplemented or modified without the prior written agreement of the Bank and the Borrower, in each case in accordance with the provisions of this Section 11.01 (Amendments and Waivers). The Bank may from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to the Facility Documents or changing in any manner the rights of the Bank or of the Borrower hereunder, or (b) waive, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences. In the case of any waiver, the Borrower and the Bank shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 11.02    Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be made in writing (including by telecopy and e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when (i) delivered by hand, (ii) 48 hours after being collected from a party by an internationally recognized courier company, or (iii) immediately upon sending, when delivered via facsimile (transmission confirmed) or electronic mail (electronic confirmation of error-free receipt received), addressed as follows for the Borrower and the Bank, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Borrower:	Preston Hollow Capital, LLC

1717 Main Street, Suite 3900

Dallas, Texas 75201

Attn: Kandice Stephens

Telephone: [omitted]

Email: [omitted]

The Bank:	MITSUBISHI UFJ TRUST AND BANKING CORPORATION, NEW YORK BRANCH 1221 Avenue of the Americas, 10th Floor New York, New York 10020

Attention: Fund Finance Group
Telephone: [omitted]
Facsimile: [omitted]
E-mail address: [omitted]

Section 11.03    No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder and no course of dealing between the Borrower and the Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

Section 11.05    Payment of Expenses; Indemnification; Waiver of Consequential Damages.

(a)           The Borrower agrees to pay or reimburse the Bank for (i) all reasonable, documented out of pocket costs and expenses incurred by the Bank and its Affiliates (including, without limitation, the reasonable, documented, out of pocket fees and disbursements of counsel to the Bank) in connection with the negotiation, preparation and execution of this Agreement and the other Facility Documents, or any amendments, consents, waivers or other modifications to the provisions hereof or thereof and all other documents, agreements and instruments required by, or entered into in connection herewith and therewith, together with duties suffered by the Bank on such sums (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out of pocket costs and expenses of creating and perfecting Liens in favor of the Bank pursuant to any Security Document and all other documents, agreements and instruments required by, or entered into in connection therewith, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable, documented out of pocket fees, expenses and disbursements of counsel to the Bank and of counsel providing any opinions required by the terms of the Facility Documents, (iii) all reasonable, documented out of pocket costs and expenses (including all reasonable legal, valuation, accountancy and consultancy fees and disbursements and out of pocket expenses) together with duties suffered by the Bank on such sums incurred by the Bank or any of its Affiliates in connection with the custody or preservation of any of the Collateral or the Lien created under any Security Document, and (iv) all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Bank in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Facility Documents by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings of the Borrower.

(b)           The Borrower shall indemnify the Bank and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses, joint or several, incurred by or asserted against any Indemnified Party arising out of, in connection with, or as a result of (i) the execution or delivery of any Facility Document or any agreement or instrument contemplated hereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Note (if any) or the use or purported use of the proceeds of any Advance, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Party is a party thereto, and to reimburse such Indemnified Parties for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(c)           The Bank shall be entitled to rely upon any written (including facsimile transmission) or Electronic Request from the Borrower or persons that the Bank reasonably believes to be authorized persons of the Borrower, without making independent inquiry. If there is a discrepancy between an Electronic Request and/or a facsimile transmission and any written confirmation provided by the Borrower or a person that the Bank reasonably believes to be an authorized person of the Borrower and the Bank has already relied upon the Electronic Request and/or facsimile transmission, the Electronic Request and/or facsimile transmission shall prevail over any written confirmation. The Borrower hereby agrees to indemnify the Bank for, and hold the Bank harmless from, any and all losses, damages, claims and expenses howsoever arising (including the reasonable legal fees of external counsel to the Bank), which the Bank suffers or incurs based on or arising out of any actions taken or not taken including the making of Advances or payments as a result of any Electronic Request and/or facsimile transmission, except to the extent that such liability is the result of the Bank not acting in accordance with the instructions received in the Electronic Request and/or facsimile transmission, or willful misconduct.

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any loan or letter of credit, or the use of the proceeds thereof.

(e)           The agreements in this Section 11.05 (Payment of Expenses; Indemnification; Waiver of Consequential Damages) shall survive repayment of the Advances and the termination of this Agreement. This Section 11.05(e) (Payment of Expenses; Indemnification; Waiver of Consequential Damages) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 11.06    Assignments.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights and obligations under this Agreement or the Note (if any) without the prior written consent of the Bank. The Bank shall from time to time, upon ten (10) calendar days’ prior written notice to the Borrower, be permitted to transfer, negotiate, assign or sell assignments in all or a portion of its rights and obligations hereunder (any of the foregoing, a “Transfer”) to one or more other financial institutions (“Transferees”); provided, that unless (x) an Event of Default exists, or (y) the Transferee is an Affiliate of the Bank, any such Transfer shall require the prior written consent of the Borrower (which consent shall not be unreasonably withheld). The Bank may pledge all or a portion of its rights and obligations hereunder to any Federal Reserve Bank as collateral security. The Bank shall maintain at one of its offices a register for the recordation of the names and addresses of the Bank, and the Commitment of, and principal amounts (and stated interest) of the Advances owing to, the Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Bank, at any reasonable time and from time to time upon reasonable prior notice.

(b)           Upon the Transfer of the rights and obligations of the Bank, the Transferee shall become a party to each of the Facility Documents, with all the rights and obligations of the Bank hereunder and thereunder, and the Bank shall be released from its obligations under this Agreement and each other Facility Document with respect to the interest so transferred (and, in the case of an assignment of all or the remaining portion of the Bank’s rights and obligations, the Bank shall cease to be a party hereto and thereto).

(c)           The Bank and any Transferee may at any time, with the prior written consent of the Borrower, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (each, a “Participant”) in all or a portion of the Bank’s or Transferee’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) the Bank’s or Transferee’s (as applicable) obligations under this Agreement shall remain unchanged, (ii) the Bank or Transferee (as applicable) shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Bank or Transferee (as applicable) in connection with the Bank’s or Transferee’s (as applicable) rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Bank or Transferee (as applicable) sells such a participation shall provide that the Bank or Transferee (as applicable) shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.02 (Increased Costs) and 4.03 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 4.03(e) (Taxes) (it being understood that the documentation required under Section 4.03(e) (Taxes) shall be delivered to the participating Bank)) to the same extent as if it were the Bank or Transferee (as applicable) and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 4.02 (Increased Costs) or 4.03 (Taxes), with respect to any participation, than its participating Bank or Transferee (as applicable) would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Bank or Transferee that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Indebtedness under the Facility Documents (the “Participant Register”); provided that, other than to the Borrower at its request, the Bank or Transferee (as applicable) shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Indebtedness) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Bank or Transferee (as applicable) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, assignments and participations shall not be made to any Person that was a Disqualified Person as of the date the Bank entered into a binding agreement to sell and assign or participate part or all of its rights and obligations under this Agreement to such Person.

(e)           The Borrower authorizes the Bank to disclose, subject to obtaining agreement to confidentiality requirements substantially the same as those set forth in Section 11.12 (Treatment of Certain Information; Confidentiality), to any Transferee or Participant and any prospective Transferee or Participant that, so long as no Event of Default has occurred and is continuing, was not a Disqualified Person as of the date the Bank entered into a binding agreement to sell and assign or participate part or all of its rights and obligations under this Agreement to such Person any and all financial information in the Bank’s possession concerning the Borrower and its Subsidiaries which has been delivered to the Bank by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower in connection with the Bank’s credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement.

Section 11.07    Counterparts.

This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original but all of which when taken together shall constitute one and the same contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (for example, in “.pdf” or “tif” format) shall be effective for all purposes as delivery of an original, manually executed counterpart of this Agreement.

Section 11.08    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.09    Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

Section 11.10    Submission to Jurisdiction; Waivers; Service of Process.

(a)           Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Bank, or any of its Related Parties in any way relating to this Agreement or any other Facility Document or the Transactions, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Governmental Rules, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Facility Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against the Borrower or its properties in the courts of any jurisdiction.

(b)           Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Governmental Rules, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in paragraph (a) of this Section 11.10 (Submission to Jurisdiction; Waivers; Service of Process). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Governmental Rules, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.02 (Notices). The Borrower hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon the Process Agent on behalf of the Borrower at 1218 Central Avenue, Suite 100, Albany, NY 12205 or any Person having and maintaining a place of business in the State of New York whom the Borrower may from time to time hereafter designate, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further (i) consents to the service of process in any suit, action or proceeding by mailing a copy thereof by the Bank by registered or certified mail (or any substantially similar form of mail), postage prepaid, at its notice address referred to in Section 11.02 (Notices) or at another address of which the other shall have been notified pursuant thereto; and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

(d)           Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11    Integration; Effectiveness.

This Agreement and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.12    Treatment of Certain Information; Confidentiality.

The Borrower and the Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Affiliates and Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Bank or its Related Parties (including any self-regulatory authority); (c) to the extent required by any Governmental Rule or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Transferee or Participant in, or any prospective Transferee or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (f) with the consent of the other party; or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available on a non-confidential basis from a source other than the other party.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower, and all information regarding this Agreement and the other Facility Documents, including all drafts and negotiations thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13    [Reserved].

Section 11.14    USA PATRIOT Act Notice.

The Bank hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information (and, if applicable, to provide such information to an assignee) that identifies the Borrower, or its members, directors and/or officers, which may include the name and address of the Borrower, the organizational documents of the Borrower and other information that will allow the Bank to comply with its obligations under the PATRIOT Act. The Borrower agrees to cooperate with the Bank and provide true, accurate and complete information to the Bank in response to any such request.

[SPACE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PRESTON HOLLOW CAPITAL, LLC, as Borrower

By:
Name:
Title:

Signature Page to Credit Facility Agreement

MITSUBISHI UFJ TRUST AND BANKING CORPORATION, NEW YORK BRANCH as Bank

By:
Name:
Title:

Signature Page to Credit Facility Agreement

SCHEDULE I

EXISTING INDEBTEDNESS

[omitted]

SCHEDULE II

CAPITAL STRUCTURE OF THE BORROWER

[See attached]

SCHEDULE III

INELIGIBLE INSTITUTIONS

[omitted]

SCHEDULE IV

CONDUIT ISSUERS

[omitted]

EXHIBIT A

FORM OF PROMISSORY NOTE

Commitment Amount: USD 300,000,000.00, as may be increased or reduced pursuant to the Facility Agreement (as defined below)

New York, New York, [DATE]

Preston Hollow Capital, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to Mitsubishi UFJ Trust and Banking Corporation, New York Branch (the “Bank”) the Advances made by the Bank and accrued interest thereon, in immediately available funds at the designated office of the Bank, in the amounts and on the dates set forth in the Facility Agreement (as defined below). The accrued interest shall be payable together with the principal of the Advances at such times and on such terms as provided in this Note and the Facility Agreement.

The Bank shall, and is hereby authorized to, record the date and amount of each Advance and the date and amount of each principal repayment hereunder on the Schedule of Advances and Principal Repayments annexed hereto and any such recordation shall constitute prima facie evidence of the accuracy of the amount so recorded; provided that the failure of the Bank to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Facility Agreement.

This Note is a promissory note (a “Note”) issued pursuant to, and is entitled to the benefits of, the Credit Facility Agreement, dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Facility Agreement”; capitalized terms used but not defined herein shall have the respective meanings given thereto in the Facility Agreement) by and between the Borrower and the Bank, to which reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES.

Preston Hollow Capital, LLC

By:
Name:
Title:

A-1

EXHIBIT A

ANNEX

Schedule of Advances and Principal Repayments

Date of Advance or Repayment	Amount	Balance
USD_________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________
USD _________________

A-2

EXHIBIT B

Form of Drawdown Request

[Date]

Mitsubishi UFJ Trust and Banking Corporation, New York Branch

1221 Avenue of the Americas, 10th Floor

New York, NY 10020

Attention: Fund Finance Group

E-mail: [omitted]

The undersigned refers to the Credit Facility Agreement dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Credit Agreement”, capitalized terms used herein, but not defined herein, are used herein as defined in the Credit Agreement), by and between PRESTON HOLLOW CAPITAL, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch.

1.             The undersigned hereby gives you an irrevocable notice pursuant to Section 2.02 (Borrowings) of the Credit Agreement that the undersigned hereby requests an Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 2.02 (Borrowings) of the Credit Agreement:

a)	Type of Advance requested is a [LIBOR Rate Advance] [Base Rate Advance].[1]

b)	The Drawdown Date for the Proposed Advance is _______________ [the Closing Date.][2] [[insert a date that is at least three (3) Business Days after the date of the Drawdown Request] [insert a date that is at least (1) Business Day after the date of the Drawdown Request]].[3]

c)	The amount of the Proposed Advance is $__________________.[4]

d)	The Interest Period. [The Interest Period for the Proposed Advance shall be [[one] [two] week[s]] [[one] [two] [three] [six] month[s]][5].

e)	The account to which the proceeds of the proposed Advance are to be credited is the Borrower’s account referenced in the Standard Settlement Instructions letter dated;

1 Delete as applicable.

2 Applicable for the initial Advance.

3 Specify as appropriate for each Advance other than the initial Advance. Delivery of Drawdown Request one (1) Business Day prior to Drawdown Date for a Proposed Advance is only permitted for a requested Base Rate Advance to the extent that the aggregate amount of Base Rate Advances outstanding do not, or after giving effect to such requested Base Rate Advance, will not exceed $20,000,000).

4 Each Advance shall be in a principal amount equal to at least $500,000 with integral multiples of $100,000 in excess thereof.

5 Applicable for LIBOR Rate Advance Drawdown Requests.

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☐	A - July 2, 2019 (at Texas Capital Bank N.A.)

☐	B - July 8, 2019 (at JP Morgan Chase Bank N.A.) / Custodian.

2.             The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Drawdown Date:

a)             each of the representations and warranties contained in Article VII of the Credit Agreement or in any certificate furnished at any time by or on behalf of the Borrower pursuant to the Credit Agreement or any other Facility Document are true and correct in all material respects on and as of the proposed Drawdown Date, before and after giving effect to the Proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof;

b)             no event has occurred and is continuing, or would result from the Proposed Advance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

c)             all conditions precedent set forth in [Section 6.01 (Conditions Precedent to Closing) and]6 Section 6.02 (Conditions Precedent to Each Advance) of the Credit Agreement, have been satisfied or will be satisfied on the proposed Drawdown Date.

Preston Hollow Capital, LLC

By:
Name:
Title:

6 To be included solely in the initial Drawdown Request on the Closing Date.

B-2

EXHIBIT C

US $                    CREDIT FACILITY AGREEMENT

COMPLIANCE CERTIFICATE

For the fiscal quarter ending: [     ]

Pursuant to Section 8.02(j) (Reporting Requirements) of the Credit Facility Agreement, dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Agreement”; terms used but not defined herein shall have the meanings provided in the Agreement), between Preston Hollow Capital, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch (the “Bank”), the undersigned, the duly elected, qualified and acting Responsible Officer of the Borrower, hereby certifies that:

During the last four fiscal quarters ended on [insert end of quarter date] such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows: [None]                         .

The financial statements referred to in Section 8.02[(a)][(b)] (Reporting Requirements) of the Agreement which are delivered concurrently with the delivery of this Compliance Certificate fairly present the financial position, results of operations, cash flows, and changes in stockholders’ equity of the Borrower and its Subsidiaries, in accordance with Approved Accounting Principles, subject to normal year-end audit adjustments which are not expected to be material in amount.

Preston Hollow Capital, LLC

By:
Name:
Title:

By:
Name:
Title:

C-1

EXHIBIT D

Responsible Officers

Name	Title
James R. Thompson	CEO & President
Clifford M. Weiner	Managing Director
Kimberly P. Deskin	CFO
Kandice K. Stephens	Director of Operations

D-1

EXHIBIT E

[Form of Commitment Amount Increase Request]

[Date]

Mitsubishi UFJ Trust and Banking Corporation, New York Branch

1221 Avenue of the Americas, 10th Floor

New York, NY 10020

Attention: Fund Finance Group

E-mail: [omitted]

The undersigned refers to the Credit Facility Agreement dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Credit Agreement”, capitalized terms used herein, but not defined herein, are used herein as defined in the Credit Agreement), by and between Preston Hollow Capital, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch (the “Bank”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

1.            The undersigned hereby gives you an irrevocable notice pursuant to Section 2.03(c) (Term of Commitment) of the Credit Agreement that the undersigned hereby requests that the Bank increase the Commitment Amount, and in connection with such request sets forth below the information relating to such requested increase (the “Proposed Increase”):

a)	The proposed effective date of the Proposed Increase is _________________.[7]

b)	The amount of the Proposed Increase is $__________________,[8] and the Commitment Amount after the Proposed Increase will be_________________.[9]

c)	The aggregate value of the Eligible Assets (as of the most recent calendar month-end): $__________________.

d)	The aggregate value of the Deposit (as of the most recent calendar month-end): $__________________.

e)	The estimated aggregate value of the Eligible Assets (as of the date hereof) is $__________________.

f)	The estimated aggregate value of the Deposit (as of the date hereof) is $__________________.

7 Must be the first day of a calendar quarter.

8 Must be a multiple of $5,000,000.

9 Amount equal to or below the Maximum Commitment Amount.

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g)	The estimated value of expected inflows/outflows with respect to the Eligible Assets or Deposit which have not yet been effected is $_______________.

2.            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Drawdown Date:

a)            each of the representations and warranties contained in Article VII of the Credit Agreement or in any certificate furnished at any time by or on behalf of the Borrower pursuant to the Credit Agreement or any other Facility Document are true and correct in all material respects on and as of the proposed Drawdown Date, before and after giving effect to the Proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof; and

b)            no event has occurred and is continuing, or would result from the Proposed Advance or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

Preston Hollow Capital, LLC

By:
Name:
Title:

E-2

EXHIBIT F

EXHIBIT F

INVESTMENT GUIDELINES

In determining the Eligible Collateral Value, the Value of the Eligible Assets shall be reduced by application of the concentration limits and haircuts set forth below, as determined by the Bank:

1.	Single Issuer Concentration Limit. If more than 25% of the aggregate Value of all Eligible Assets is comprised of investments in a single issuer, the portion of the Value of such Eligible Assets in excess of 25% of the aggregate Value of all Eligible Assets shall be deemed to have a Value of zero when computing the Eligible Collateral Value; provided that, with respect to any Eligible Asset that is an investment in a Conduit Issuer, the ultimate sponsor of such Conduit Issuer (as determined by the Bank) shall deemed to be the issuer of such Eligible Asset for purposes of applying the Single Issuer Concentration Limit.

For purposes hereof, “Conduit Issuer” means each of the entities set forth on Schedule IV hereto.

2.	Single State Concentration Limit. If more than 40% of the aggregate Value of all Eligible Assets is comprised of investments in issuers that are a municipality of, or entities organized pursuant to the laws of, any single State, the portion of the Value of such Eligible Assets in excess of 40% of the aggregate Value of all Eligible Assets shall be reduced by 20% when computing the Eligible Collateral Value.

3.	Single Sector Concentration Limits. If more than 40% of the aggregate Value of all Eligible Assets is comprised of investments in a single Sector as determined by the Bank, the portion of the Value of such Eligible Assets in excess of 40% of the aggregate Value of all Eligible Assets shall be reduced by 20% when computing the Eligible Collateral Value.

For purposes hereof, “Sector” means each of the following: “Correctional,” “Education,” “Energy,” “General Purpose and/or Property Tax Pledge,” “Healthcare,” “Hotels,” “Infrastructure,” “Mixed Use,” “Multi Family,” “Senior Living,” “Single Family,” and “Student Housing.”

F-1

EXHIBIT G

Form of Rollover Request

[Date]

Mitsubishi UFJ Trust and Banking Corporation, New York Branch

1221 Avenue of the Americas, 10th Floor

New York, NY 10020

Attention: Fund Finance Group

E-mail: [omitted]

The undersigned refers to the Credit Facility Agreement dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Credit Agreement”, capitalized terms used herein, but not defined herein, are used herein as defined in the Credit Agreement), by and between PRESTON HOLLOW CAPITAL, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch.

1.            The undersigned hereby gives you an irrevocable notice pursuant to Section 3.08 (Rollovers) of the Credit Agreement that the undersigned hereby requests a Rollover of an Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Rollover (the “Proposed Rollover”) as required by Section 3.08 (Rollovers) of the Credit Agreement:

a)	The proposed effective date for the Proposed Rollover is _______________ [insert a date that is at least three (3) Business Days after the date of the Rollover Request].

b)	The amount of the Advance subject to the Proposed Rollover is $__________________.

c)	The Interest Period for the Proposed Rollover shall be [[one] [two] week[s]] [[one] [two] [three] [six] month[s]][10].

2.            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed effective date of the Proposed Rollover:

a)            each of the representations and warranties contained in Article VII of the Credit Agreement or in any certificate furnished at any time by or on behalf of the Borrower pursuant to the Credit Agreement or any other Facility Document are true and correct in all material respects on and as of the proposed effective date of the Proposed Rollover, before and after giving effect to the Proposed Rollover and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof;

10 Delete as appropriate.

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b)            no event has occurred and is continuing, or would result from the Proposed Rollover or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

c)            all conditions precedent set forth in Section 3.08 (Rollovers) to the effectiveness of the Proposed Rollover, have been satisfied or will be satisfied on the proposed effective date of the Proposed Rollover.

Preston Hollow Capital, LLC

By:
Name:
Title:

G-2

EXHIBIT H

Form of Conversion Request

[Date]

Mitsubishi UFJ Trust and Banking Corporation, New York Branch

1221 Avenue of the Americas, 10th Floor

New York, NY 10020

Attention: Fund Finance Group

E-mail: [omitted]

The undersigned refers to the Credit Facility Agreement dated as of July 2, 2019 (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the “Credit Agreement”, capitalized terms used herein, but not defined herein, are used herein as defined in the Credit Agreement), by and between PRESTON HOLLOW CAPITAL, LLC, a Delaware limited liability company (the “Borrower”) and Mitsubishi UFJ Trust and Banking Corporation, New York Branch.

1.            The undersigned hereby gives you an irrevocable notice pursuant to Section 3.11 (Conversion) of the Credit Agreement that the undersigned hereby requests to convert Base Rate Advances to LIBOR Rate Advance(s) as set forth below (the “Proposed Conversion”):

a)	The date of the Proposed Conversion is _______________ [insert a date that is at least three (3) Business Days after the date of the Drawdown Request].

b)	The amount of the Base Rate Advances to be converted into the proposed LIBOR Rate Advance is $__________________.[11]

c)	The Interest Period. [The Interest Period for the proposed LIBOR Rate Advance shall be [[one] [two] week[s]] [[one] [two] [three] [six] month[s]][12].

2.            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed date of conversion:

a)            each of the representations and warranties contained in Article VII of the Credit Agreement or in any certificate furnished at any time by or on behalf of the Borrower pursuant to the Credit Agreement or any other Facility Document are true and correct in all material respects on and as of the proposed date of conversion, before and after giving effect to the Proposed Conversion and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date); provided that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified or modified by materiality in the text thereof;

11 Each Advance shall be in a principal amount equal to at least $500,000 with integral multiples of $100,000 in excess thereof.

12 Delete as appropriate.

H-1

b)            no event has occurred and is continuing, or would result from the Proposed Conversion, which constitutes a Default or an Event of Default; and

c)            all conditions precedent set forth in Section 3.11(b) (Conversions) to the effectiveness of the Proposed Conversion, have been satisfied or will be satisfied on the proposed effective date of the Proposed Conversion.

Preston Hollow Capital, LLC

By:
Name:
Title:

H-2

EXHIBIT I

Benchmark Replacement Setting

(a)            Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document.

(ii)           Notwithstanding anything to the contrary herein or in any other Facility Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document; provided that this clause (ii) shall not be effective unless the Bank has delivered to the Borrower a Term SOFR Notice. For the avoidance of doubt, the Bank shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)            Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. Any determination, decision or election that may be made by the Bank pursuant to this Exhibit I, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

I-1

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Bank may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Rates. The Bank does not warrant or accept responsibility for, and shall not have any liability to the Borrower hereunder or otherwise for, any loss, damage or claim arising from or relating to (i) the administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the then-current Benchmark, (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or (iii) any mismatch between the Benchmark or the Benchmark Replacement and any of the Borrower’s other financing instruments (including those that are intended as hedges).

(f)            Certain Defined Terms. As used in this Exhibit I:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Exhibit I.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Exhibit I.

“Benchmark Replacement” means, for any Available Tenor,

(a)            with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Bank for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

I-2

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)	the sum of: (A) the alternate benchmark rate that has been selected by the Bank as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (B) the related Benchmark Replacement Adjustment; or

(b)            with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Bank:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)	for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank; and

(3)	for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

I-3

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Bank in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Exhibit I will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Bank has provided a Term SOFR Notice to the Borrower pursuant to clause (a)(ii) of this Exhibit I; or

(4)	in the case of an Early Opt-in Election, the first (1st) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

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“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)	a determination by the Bank that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate, and

(2)	the election by the Bank to trigger a fallback from USD LIBOR and the provision by the Bank of written notice of such election to the Borrower.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Bank in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Bank to the Borrower of the occurrence of a Term SOFR Transition Event.

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“Term SOFR Transition Event” means the determination by the Bank that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Bank and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with this Exhibit I with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

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